               --------------------------------------------------


                             PURCHASE AND SALE AGREEMENT

               --------------------------------------------------





Seller:             EAGLE RIDGE, L.P.,
                    A DELAWARE LIMITED PARTNERSHIP ("SELLER")

Purchaser:          TROON EAGLE RIDGE, L.L.C., A DELAWARE LIMITED
                    LIABILITY COMPANY ("PURCHASER")

Property:           EAGLE RIDGE INN & RESORT

Purchase Price:     $45,000,000

Effective Date:     MARCH 12, 1998

                                  TABLE OF CONTENTS

                                                                    SECTION PAGE
                                                                     -----------
                    ARTICLE I DEFINITIONS; RULES OF CONSTRUCTION
1.1    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

               ARTICLE II PURCHASE AND SALE; PAYMENT OF PURCHASE PRICE
2.1    Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . .10
       (a)  Purchase and Sale of Assets. . . . . . . . . . . . . . . . . . .10
       (b)  Assumption of Liabilities. . . . . . . . . . . . . . . . . . . .10
2.2    Due Diligence Period. . . . . . . . . . . . . . . . . . . . . . . . .10
       (a)  Site Inspection. . . . . . . . . . . . . . . . . . . . . . . . .10
       (b)  Inspection of Documents. . . . . . . . . . . . . . . . . . . . .11
       (c)  Survey . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
       (d)  Preliminary Title Report . . . . . . . . . . . . . . . . . . . .11
       (e)  Employment and Membership Schedule . . . . . . . . . . . . . . .12
       (f)  UCC Search . . . . . . . . . . . . . . . . . . . . . . . . . . .12
       (g)  Communication and Work Product . . . . . . . . . . . . . . . . .12
2.3    Closing Mechanics . . . . . . . . . . . . . . . . . . . . . . . . . .12
       (a)  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . .12
       (b)  The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . .12
       (c)  Deliveries at the Closing. . . . . . . . . . . . . . . . . . . .13
       (d)  Allocation . . . . . . . . . . . . . . . . . . . . . . . . . . .13

         ARTICLE III THE SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS
3.1    Organization and Power. . . . . . . . . . . . . . . . . . . . . . . .13
3.2    Authorization and Execution . . . . . . . . . . . . . . . . . . . . .13
3.3    Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . . . .13
3.4    Financial Information.. . . . . . . . . . . . . . . . . . . . . . . .14
       (a)  Financial Statements . . . . . . . . . . . . . . . . . . . . . .14
       (b)  Events Subsequent to Most Recent Fiscal Year End . . . . . . . .14
       (c)  Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . .14
3.5    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
3.6    Authorizations. . . . . . . . . . . . . . . . . . . . . . . . . . . .15
3.7    Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
3.8    Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . .15
3.9    Operating Agreements. . . . . . . . . . . . . . . . . . . . . . . . .15
3.10   Warranties and Guaranties . . . . . . . . . . . . . . . . . . . . . .16
3.11   Insurance.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
3.12   Condemnation Proceedings; Roadways. . . . . . . . . . . . . . . . . .16
3.13   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
3.14   (a)  Labor Disputes and Agreements. . . . . . . . . . . . . . . . . .16
       (b)  Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . .17
3.15   Organizational Documents. . . . . . . . . . . . . . . . . . . . . . .19
3.16   Operation of Property . . . . . . . . . . . . . . . . . . . . . . . .19
3.17   Notice of Change in Law . . . . . . . . . . . . . . . . . . . . . . .20
3.18   Parties in Possession . . . . . . . . . . . . . . . . . . . . . . . .20
3.19   Bankruptcy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
3.20   Environmental, Health, and Safety Matters.  . . . . . . . . . . . . .20
3.21   Utilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21

                                                                    SECTION PAGE
                                                                     -----------
3.22   Leased Property . . . . . . . . . . . . . . . . . . . . . . . . . . .21
3.23   Rental Home Operations. . . . . . . . . . . . . . . . . . . . . . . .21
3.24   Accuracy of Statements. . . . . . . . . . . . . . . . . . . . . . . .21
3.25   Projections . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
3.26   Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . .22
3.27   Certain Business Relationships With the Seller. . . . . . . . . . . .22
3.28   Option; Right of First Refusal. . . . . . . . . . . . . . . . . . . .22

          ARTICLE IV PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS
4.1    Organization and Power. . . . . . . . . . . . . . . . . . . . . . . .22
4.2    Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . . . .23
4.3    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
4.4    Bankruptcy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
4.5    Authorization and Execution . . . . . . . . . . . . . . . . . . . . .23
4.6    Software Agreements and Mercantile Bank Debt. . . . . . . . . . . . .23

                    ARTICLE V CONDITIONS AND ADDITIONAL COVENANTS
5.1    As to the Purchaser's Obligations . . . . . . . . . . . . . . . . . .23
       (a)  The Seller's Deliveries. . . . . . . . . . . . . . . . . . . . .23
       (b)  Representations, Warranties and Covenants. . . . . . . . . . . .23
       (c)  Access to Information and Facilities . . . . . . . . . . . . . .24
       (d)  Title Insurance. . . . . . . . . . . . . . . . . . . . . . . . .24
       (e)  Title to Property. . . . . . . . . . . . . . . . . . . . . . . .24
       (f)  Condition of Property. . . . . . . . . . . . . . . . . . . . . .24
       (g)  Utilities. . . . . . . . . . . . . . . . . . . . . . . . . . . .24
       (h)  Authorizations; Liquor License . . . . . . . . . . . . . . . . .24
       (i)  Estoppel Certificates. . . . . . . . . . . . . . . . . . . . . .24
       (j)  Searches . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
       (k)  Plans and Specifications . . . . . . . . . . . . . . . . . . . .25
       (l)  Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
       (m)  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
       (n)  Opinions of the Seller's Counsel . . . . . . . . . . . . . . . .25
       (o)  Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . . . .25
       (p)  Efforts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
       (q)  Discharge of Liens, etc. . . . . . . . . . . . . . . . . . . . .25
       (r)  Maintenance of Insurance . . . . . . . . . . . . . . . . . . . .26
       (s)  Notice and Supplemental Information. . . . . . . . . . . . . . .26
       (t)  Public Announcements . . . . . . . . . . . . . . . . . . . . . .26
       (u)  Interim Financial Statements . . . . . . . . . . . . . . . . . .26
       (v)  No Prohibition . . . . . . . . . . . . . . . . . . . . . . . . .26
       (w)  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .26
       (x)  Special Purpose Entity . . . . . . . . . . . . . . . . . . . . .26
5.2    As to the Seller's Obligations. . . . . . . . . . . . . . . . . . . .27
       (a)  The Purchaser's Deliveries . . . . . . . . . . . . . . . . . . .28
       (b)  Representations, Warranties and Covenants. . . . . . . . . . . .28

                                 ARTICLE VI CLOSING
6.1    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
6.2    The Seller's Deliveries . . . . . . . . . . . . . . . . . . . . . . .28


                                                                   SECTION PAGE
                                                                   ------------
       (a)  The Seller's Certificate . . . . . . . . . . . . . . . . . . . .28
       (b)  The Deed . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
       (c)  The Bill of Sale - Personal Property . . . . . . . . . . . . . .28
       (d)  Assignment of Operating Agreements, Leases and Rents and all
            Intangible Personal Property . . . . . . . . . . . . . . . . . .28
       (e)  Assignment of Rental Home Agreements . . . . . . . . . . . . . .28
       (f)  Evidence and Conveyance of Title to Vehicles . . . . . . . . . .28
       (g)  Title Requirements . . . . . . . . . . . . . . . . . . . . . . .28
       (h)  FIRPTA Affidavit . . . . . . . . . . . . . . . . . . . . . . . .28
       (i)  Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . .29
       (j)  Organizational Documents . . . . . . . . . . . . . . . . . . . .29
       (k)  Board Resolutions. . . . . . . . . . . . . . . . . . . . . . . .29
       (l)  Certificate of Occupancy . . . . . . . . . . . . . . . . . . . .29
       (m)  Evidence of Bulk Sales Compliance. . . . . . . . . . . . . . . .29
       (n)  Insurance Policies . . . . . . . . . . . . . . . . . . . . . . .29
       (o)  Improvement Plans. . . . . . . . . . . . . . . . . . . . . . . .29
       (p)  Communication; Addresses . . . . . . . . . . . . . . . . . . . .29
       (q)  Tax Bills. . . . . . . . . . . . . . . . . . . . . . . . . . . .29
       (r)  Tournament Schedule. . . . . . . . . . . . . . . . . . . . . . .29
       (s)  Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . .29
       (t)  Payoff Statement . . . . . . . . . . . . . . . . . . . . . . . .30
       (u)  Tenant and Vendee Notices; Rent Roll . . . . . . . . . . . . . .30
       (w)  Consents, Approvals. . . . . . . . . . . . . . . . . . . . . . .30
       (x)  Property Documents.. . . . . . . . . . . . . . . . . . . . . . .30
       (y)  Illinois Responsible Property Transfer Act Certificate.. . . . .30
       (z)  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . .30
6.3    The Purchaser's Deliveries. . . . . . . . . . . . . . . . . . . . . .30
       (a)  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . .30
       (b)  The Assumption Agreement . . . . . . . . . . . . . . . . . . . .30
       (c)  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . .30
6.4    Mutual Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . .30
       (a)  Closing Statements . . . . . . . . . . . . . . . . . . . . . . .30
       (b)  Liquor License Transfer Documents. . . . . . . . . . . . . . . .30
       (c)  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . .31
6.5    Closing Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
6.6    Income and Expense Allocations. . . . . . . . . . . . . . . . . . . .31
       (a)  Property Taxes . . . . . . . . . . . . . . . . . . . . . . . . .31
       (b)  Utilities. . . . . . . . . . . . . . . . . . . . . . . . . . . .31
       (c)  Transferable Authorizations. . . . . . . . . . . . . . . . . . .31
       (d)  Room Revenues; Other Guest Charges . . . . . . . . . . . . . . .31
       (e)  Travel Agents' Commissions . . . . . . . . . . . . . . . . . . .31
       (f)  Prepaid Accounts; Cash Security Deposits . . . . . . . . . . . .31
       (g)  Vending Machines . . . . . . . . . . . . . . . . . . . . . . . .32
       (h)  Salaries and Wages . . . . . . . . . . . . . . . . . . . . . . .32
6.7    Property Tax Apportionment. . . . . . . . . . . . . . . . . . . . . .32
6.8    Utilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
6.9    Room Revenue/Other Revenue. . . . . . . . . . . . . . . . . . . . . .32
6.10   Accounts Receivable and Payable, Mutual Indemnities . . . . . . . . .33
       (a)  Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . .33


                                                                    SECTION PAGE
                                                                     -----------
       (b)  Collection of Accounts Receivable. . . . . . . . . . . . . . . .33
       (c)  The Seller's Indemnity . . . . . . . . . . . . . . . . . . . . .33
       (d)  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
6.11   Apportionment of Reservation Deposits . . . . . . . . . . . . . . . .34
       (a)  Reservation Deposits . . . . . . . . . . . . . . . . . . . . . .34
       (b)  Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . .34
       (c)  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
6.12   Post-Closing Reconciliation; Resolutions of Disputes; Final
       Reconciliation. . . . . . . . . . . . . . . . . . . . . . . . . . . .34
       (a)  Post-Closing Reconciliation. . . . . . . . . . . . . . . . . . .34
       (b)  Closing Statement; Post-Closing Adjustments. . . . . . . . . . .34
6.13   Safes and Baggage . . . . . . . . . . . . . . . . . . . . . . . . . .35
       (a)  Safe Deposit Boxes . . . . . . . . . . . . . . . . . . . . . . .35
       (b)  Inventory of Guest Property. . . . . . . . . . . . . . . . . . .35
6.14   Collection Period . . . . . . . . . . . . . . . . . . . . . . . . . .36
7.1    Condemnation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
7.2    Risk of Loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
7.3    Real Estate Brokers . . . . . . . . . . . . . . . . . . . . . . . . .36
7.4    Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . .37

                              ARTICLE VIII TERMINATION
8.1    Termination of Purchaser. . . . . . . . . . . . . . . . . . . . . . .37
8.2    Termination by the Seller . . . . . . . . . . . . . . . . . . . . . .38
8.3    Costs and Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . .38

                    ARTICLE IX SURVIVAL AND REMEDY; INDEMNIFICATION
9.1    Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
9.2    Indemnification by the Seller . . . . . . . . . . . . . . . . . . . .39
9.3    Third-Party Claims. . . . . . . . . . . . . . . . . . . . . . . . . .39
9.4    Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40

                         ARTICLE X MISCELLANEOUS PROVISIONS
10.1   Completeness; Modification. . . . . . . . . . . . . . . . . . . . . .40
10.2   Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
10.3   No Third Party Benefits . . . . . . . . . . . . . . . . . . . . . . .41
10.4   Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . .41
10.5   Days. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
10.6   Governing Law. Applicable Law; Consent to Jurisdiction. . . . . . . .41
10.7   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
10.8   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
10.9   Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
10.10  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
10.11  Incorporation by Reference. . . . . . . . . . . . . . . . . . . . . .42
10.12  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
10.13  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . .42
10.14  No Partnership. . . . . . . . . . . . . . . . . . . . . . . . . . . .42
10.15  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . .42
10.16  Table of Contents; Captions; Language . . . . . . . . . . . . . . . .42
10.17  Section 1031 Exchange . . . . . . . . . . . . . . . . . . . . . . . .42


Schedules

Schedule A          -    Description of Land
Schedule B          -    Description of Improvements
Schedule C          -    Tangible Personal Property
Schedule C-1        -    Tangible Personal Property Not Owned or Leased by the
                           Seller
Schedule D          -    Intangible Personal Property
Schedule D-1        -    Intangible Personal Property Not Owned or Leased by the
                           Seller
Schedule 1.1(gg)    -    Excluded Assets
Schedule 1.1(ddd)   -    Operating Agreements
Schedule 1.1(ppp)   -    Rental Home Agreements
Schedule 2.2(c)     -    Survey
Schedule 2.2(d)     -    Preliminary Title Report
Schedule 3.9        -    Operating Agreements
Schedule 3.11       -    Insurance
Schedule 3.13       -    Litigation
Schedule 3.14(b)    -    Employee Benefit Plans
Schedule 3.18       -    Parties in Possession
Schedule 3.20(a)    -    Environmental, Health, and Safety Matters
Schedule 3.20(b)    -    Environmental and Safety Permits
Schedule 3.27       -    Certain Business Relationships With the Seller
Schedule 6.6(f)     -    Prepaid Accounts; Cash Security Deposits
Schedule 6.11(a)    -    Reservation Deposits


Exhibits:

Exhibit A           -    Bill of Sale - Personal Property
Exhibit B           -    Deed
Exhibit C-1         -    Form of Assignment of Agreements
Exhibit C-2         -    Form of Assignment of Rental Home Agreements
Exhibit D           -    Purchase Price Allocation
Exhibit E           -    Financial Statements
Exhibit F           -    The Seller Closing Certificate
Exhibit G           -    Escrow Agreement
Exhibit H           -    Assumption Agreement
Exhibit I           -    Estoppel Certificate
Exhibit J           -    Opinion

                                  PURCHASE AGREEMENT
                                    SUMMARY SHEET

Purchaser:          TROON EAGLE RIDGE, L.L.C., a Delaware limited liability company

Seller:             EAGLE RIDGE, L.P., a Delaware limited partnership

Effective Date:     March 12, 1998

Golf Course:        The General; Eagle Ridge Inn & Resort

Trade Name:         Eagle Ridge Inn & Resort


Purchase Price:     Forty-Five Million Dollars ($45,000,000)

Notice Address of
  Seller:           Mr. Joe Duellman
                    President
                    Aerie Hotels & Resorts
                    2443 Warrenville Road, Suite 600
                    Lisle, IL 60332
                    Tel.  630-916-1335
                    Fax  630-916-4497

with copies to:     Bruce Wechsler                                 Thomas J. Kelly
                    c/o Wexenthaller Realty Management Inc.        Pedersen & Houpt P.C.
                    3170 N. Sheridan Road                          161 N. Clark Street
                    2nd Floor Management Office                    Suite 3100
                    Chicago, IL  60657                             Chicago, IL  60601
                    Tel. 773-248-0755                              Tel.  312-781-2103
                    Fax 773-248-1877                               Fax  312-641-6895


Notice Address
of Purchaser:       Troon Eagle Ridge, L.L.C.
                    16100 N. Greenway-Hayden Loop, Suite 200
                    Scottsdale, AZ 35260
                    Attention: Mr John D. Sauter
                    Tel. 602-606-1000
                    Fax  602-606-1010


with copies to:     Troon Golf LLC                            Mayer, Brown & Platt
                    16100 N. Greenway - Hayden Loop           1675 Broadway
                    Scottsdale, AZ  35260                     New York, NY 10019-5820
                    Attention:  President                     Attention: Michael Sloyer
                    Tel. 602-606-1000                         Tel. 212-506-2500
                    Fax 602-606-1010                          Fax 212-262-1910


                             PURCHASE AND SALE AGREEMENT



     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of March 12, 1998 by and between EAGLE RIDGE, L.P., a Delaware limited partnership, having an office at 2443 Warrenville Road, Suite 600, Lisle, Illinois 60332 (the "SELLER"), and TROON EAGLE RIDGE, L.L.C., a Delaware limited liability company, having an office at 16100 N. Greenway-Hayden Loop, Suite 200, Scottsdale, Arizona 35260 (the "PURCHASER"). The Seller and the Purchaser are sometimes collectively referred to herein as the "PARTIES" or individually as a "PARTY". Each capitalized term not otherwise defined herein shall have the meaning ascribed to such term in SECTION 1.1 of this Agreement.

                                     RECITALS:

     A. The Seller (or the Seller's Affiliate) is the owner in fee title of that certain Eagle Ridge Inn & Resort and the related improvements located on the real property legally described in SCHEDULE A attached hereto (such real property described on SCHEDULE A being referred to herein as the "LAND"); and

     B. This Agreement contemplates a transaction in which the Purchaser will purchase all of the assets (and assume certain of the liabilities) of the Seller in return for cash.

     C. Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as set forth in this Agreement.

     D. Subject to the terms of this Agreement, the Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to buy from the Seller, all of the following:

     1. The Land, together with the golf courses, driving range, hotel facilities, spa, putting greens, clubhouse facilities, the general store, concession stand, restaurants, pro shop, buildings, structures, parking lots, improvements, fixtures and other items of real property located on the Land, including without limitation those items more particularly described in SCHEDULE B attached hereto (collectively, the "IMPROVEMENTS").

     2. All rights, privileges, easements and appurtenances to the Land and the Improvements, if any, including, without limitation, all mineral and water rights and all easements, rights-of-way, open or proposed streets, alleys, strips or gores of land adjacent thereto and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances are sometimes collectively hereinafter referred to as the "REAL PROPERTY").

     3. All items of tangible personal property and fixtures set forth on SCHEDULE C hereof and all other tangible personal property and fixtures owned by the Seller, and the lessee's interest in all of the foregoing leased by the Seller (it being agreed that all of the following are owned or leased by the Seller except as set forth on SCHEDULE C-1), if any, located on or used in connection with the Real Property as of the date hereof (and all replacements thereof purchased prior to the Closing Date, but excluding any items used or discarded in the Ordinary Course of Business after the Effective Date), including, but not limited to:

               (i) all office, hotel and other equipment, furniture, fixtures and furnishings including, without limitation, all carpeting, movable partitions, desks, chairs, sofas, filing cabinets and systems, tables, lamps and lighting fixtures, artwork and objects, computers, printers, typewriters, telexes, facsimile equipment, two-way radio and paging systems, music systems, stationery, office supplies, brochures and business records; and

               (ii) all operating machinery and equipment, golf carts, cars, trucks and other vehicles used in and about the Property for use in operating and maintaining the Property, whether or not affixed to the Improvements, including, without limitation, all electrical vaults and conduits, heating and air conditioning facilities and equipment (including heat pumps, oil burners, incinerators, furnaces and other fuel-burning devices), air intake and exhaust systems, electrical generators, lighting and alarm systems, elevators and compressor systems, laundry and dry-cleaning facilities, all plumbing and sanitary disposal systems (including septic or leaching systems, if any), swimming pool and spa supplies, equipment and materials, all inventories of replacement and/or spare parts, all maintenance equipment, tools and machinery, and all manuals and instructional materials associated therewith; and

               (iii) all telephone and telecommunication and wired cable systems and equipment including, without limitation, all telephones, television and radio receivers, loud speaker and paging systems, satellite and microwave communication equipment, movie, videotape, film, slide and rear-screen projection equipment; and

               (iv) all case goods for the Property, rooms, suites, function and common areas and all furniture, fixtures, furnishings and equipment, including, without limitation, all beds, bedding, tables, chairs, sofas, lamps and lighting equipment, desks, artwork and objects, carpeting, mirrors, armoires, linens, blankets, plants, all other operational and guest supplies, wherever located in or about the Property, and all inventories of replacement items; and

               (v) all restaurant and kitchen furniture, fixtures, furnishings, and equipment, affixed to or a part of the Property, including, without limitation, all tables, chairs, banquettes, stools, bars, lighting fixtures, bar equipment, china, glassware, linens, silverware, artwork and objects, kitchen appliances and supplies, housekeeping supplies, refrigerators, freezers, stoves, grills, microwave ovens, dishwashing equipment and all kitchen and food preparation equipment and utensils;

               (vi) all inventories and supplies of merchandise, uniforms, tools, fuel, keys, stationery and printing items and supplies, hotel, restaurant and bar supplies and materials of all kinds, food and beverages (including alcoholic beverages to the extent legally transferable) and all supplies and replacement items arising out of or in connection with the existence, use, ownership, occupancy, operation and/or maintenance of the Property, including cleaning and maintenance equipment of any kind or nature; and

               (vii) all reservations, deposits, advance payments, including but not limited to the Reservation Deposits, security deposits and items prepaid by customers and other amounts, deposits or credits paid to or received by the Seller or the Property prior to Closing.

          (All of the items described in this PARAGRAPH 3, except for the Excluded Assets, regardless of whether or not located on or in the Property or located elsewhere for purposes of storage, fabrication or otherwise and including all warranties and guaranties associated therewith are sometimes collectively hereinafter referred to as the "TANGIBLE PERSONAL PROPERTY").

     4. All intangible personal property owned by the Seller, and the lessee's interest in all of the foregoing intangible personal property leased by the Seller (it being agreed that all of the following are owned or leased by the Seller except excluded intangible property as set forth on SCHEDULE D-1 which is not being purchased hereunder) and used in connection with the ownership, operation, leasing or maintenance of the Real Property or the Tangible Personal Property, all goodwill attributed to the Property, and any and all Intellectual Property (including the names Eagle Ridge Inn & Resort, Woodlands Restaurant & Lounge and The General but specifically excluding Eagle Ridge Realty, Inc. and Eagle Ridge Realty owned by Seller's Affiliate), guarantees of third parties to Seller or Seller's Affiliates, Authorizations (as hereinafter defined), general intangibles, business records (excluding financial records of the Seller), plans and specifications, surveys and title insurance policies pertaining to the Property, all promotional and advertising literature, guest, tenant and supplier lists, and correspondence with guests, tenants and suppliers, all books, records and files relating to the Property, all employee files relating to employees hired by the Purchaser, marketing and other analyses, all contracts and reservations for the use of guest rooms, banquet facilities, meeting rooms and other facilities, all accounts receivable pertaining to the Property or related operations after the Closing, all Operating Agreements which the Purchaser has agreed to assume, Leases which the Purchaser has agreed to assume, Rents (for periods after the Closing), all rights with respect to the Property for periods after the Closing, licenses, permits and approvals with respect to the construction, ownership, operation or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Real Property by reason of a change of grade or location of or access to any street or highway, excluding
(a) any of the aforesaid rights that the Purchaser elects not to acquire in accordance with the terms hereof on or before the Closing Date and (b) the Cash of the Seller (all of the items described in this PARAGRAPH 4 are sometimes collectively hereinafter referred to as the "INTANGIBLE PERSONAL PROPERTY"). A schedule of the Intangible Personal Property is attached to this Agreement as SCHEDULE D. (The Real Property, Tangible Personal Property and Intangible Personal Property are sometimes collectively referred to as the "PROPERTY".)
The Purchaser shall retain and make available for review and copying all Intangible Personal Property constituting books or records or financial or employee files for a period of four (4) years after Closing and thereafter offer to the Seller such records before destroying them.


                                      ARTICLE I

                          DEFINITIONS; RULES OF CONSTRUCTION

     1.1 DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings set forth on the Summary Sheet. The following terms shall have the indicated meanings:

     (a) "ACCOUNTANT'S CERTIFICATION" shall have the meaning set forth in
SECTION 6.6.

     (b) "ACCOUNTS RECEIVABLE" shall have the meaning set forth in SECTION 6.10.

     (c) "ACT OF BANKRUPTCY" shall mean if a party to this agreement or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or any bankruptcy statute, (e) be adjudicated bankrupt or insolvent, (f) be unable to pay its debts as they become due or have insufficient capital, (g) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (h) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or any bankruptcy statute, or (i) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect), judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.

     (d) "ADJUSTMENT TIME" shall have the meaning set forth in SECTION 6.6.

     (e) "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

     (f) "AFFILIATE" shall mean, with respect to any specified Person, (a) any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, or (b) any director or executive officer with respect to such Person.

     (g) "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504(a).

     (h) "ASSUMED LIABILITIES" means (a) all obligations of the Seller under any Operating Agreement which the Purchaser has expressly agreed in writing to assume on or before the Closing Date either (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing, (b) Liabilities of Seller's Affiliate in the maximum amount of $400,000 payable to Mercantile Bank, 115 Perry Street, Galena, Illinois in connection with the purchase of golf carts (the "MERCANTILE BANK DEBT") and (c) all obligations under the Assumption Agreement in the form of EXHIBIT H attached hereto; PROVIDED, HOWEVER, that the Assumed Liabilities shall not include, and neither the Purchaser nor any of its Affiliates shall assume, or shall be deemed to have assumed, any debt, claim, obligation or other liability of the Seller or any of its Affiliates whatsoever other than as specifically set forth in the definition of Assumed Liabilities above, including, but not limited to (i) any Liability for Environmental Claims, (ii) any of the Seller's liabilities in respect of Taxes except to the extent the Purchaser received a credit against the Purchase Price for such amounts at Closing, (iii) any income, transfer, sales, use (other than for vehicles in a maximum aggregate amount of $5,000) and other Taxes arising in connection with the consummation of the transactions contemplated hereby (other than as expressly provided in this Agreement), (iv) any liability of the Seller for costs and expenses (including legal fees and expenses) incurred in connection with this Agreement or the consummation of the transactions contemplated hereby,
(v) any liability or obligation of the Seller under this Agreement (or under any other agreement between the Seller on the one hand and the Purchaser on the other hand entered into on or after the date of this Agreement), (vi) any Indebtedness, (vii) any liability related to retiree medical and other benefits and obligations which is accrued or in any way related to employment prior to Closing, (viii) any obligations or liabilities, including severance, for the Seller's employees or other employees on or in any way connected to the Property or the Business which is accrued or in any way related to employment prior to the Closing, (ix) any liability or obligation of the Seller in respect of pending or threatened Claims, or (x) any obligation or liability arising as a result of or whose existence is a breach of the Seller's representations, warranties, agreements or covenants.

     (i) "AUTHORIZATIONS" shall mean all licenses, permits, certificates and approvals required by any governmental or quasi-Governmental Body for the ownership, operation and use of the Property or any part thereof as a hotel and golf course with the existing uses and operations, including clubhouse, restaurant, shops, bars and other facilities, as applicable.

     (j) "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     (k) "BILL OF SALE - PERSONAL PROPERTY" shall mean a bill of sale conveying title to the Tangible Personal Property and Intangible Personal

Property, except leased or licensed Tangible Personal Property and Intangible Personal Property, from the Seller to the Purchaser, substantially in the form of EXHIBIT A attached hereto.

     (l) "BUSINESS" shall mean the business of owning, operating and managing the Property, and any similar or incidental business conducted by, or engaged in, or proposed to be conducted by or engaged in, by the Seller.

     (m) "CASH" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

     (n) "CLAIM" means any claim, lawsuit, demand, suit, inquiry made, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise.

     (o) "CLOSING" shall mean the time the Deed and each of the deliveries to be made by the Seller (as provided in SECTION 6.2) and the Purchaser (as provided in SECTION 6.3) are made and each of the Closing conditions of the Purchaser and the Seller in SECTION 5.1 and SECTION 5.2, respectively, have been satisfied or waived.

     (p) "CLOSING DATE" shall mean the date on which the Closing occurs.

     (q) "CLOSING STATEMENTS" shall have the meaning set forth in SECTION
6.4(a).

     (r) "CODE" means the Internal Revenue Code of 1986, as amended.

     (s) "CONTROLLED GROUP" has the meaning set forth in Code Section 1563.

     (t) "DEED" shall mean a warranty deed or trustee's deed, substantially in the form of EXHIBIT B attached hereto, conveying the title of the Seller to the Real Property as is customary in the location in which the Property is located, subject only to Permitted Title Exceptions. If there is any difference between the description of the Land, as shown on SCHEDULE A attached hereto and the description of the Land as shown on the Survey, the description of the Land to be contained in the Deed and the description of the Land set forth in the Owner's Title Policy (as defined herein) shall conform to the description shown on the Survey.

     (u) "DUE DILIGENCE PERIOD" shall mean the period commencing at 9:00 a.m., Phoenix, Arizona time, on the Effective Date, and continuing through 6:00 p.m., Phoenix, Arizona time, on the date that is sixty (60) days from the Effective Date or such longer period as the Purchaser and the Seller may mutually agree in writing.

     (v) "EFFECTIVE DATE" means March 12, 1998.

     (w) "EMPLOYEE BENEFIT PLAN" means any (a) Employee Pension Benefit Plan,
(b) Employee Welfare Benefit Plan, (c) retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an Employee Pension Benefit Plan or Employee Welfare Benefit Plan, and (c) employment agreement or consulting agreement, that Seller or any of its ERISA Affiliates maintains or to which any of the Seller or any of its ERISA Affiliates contributes or has an obligation to contribute or with respect to which the Seller or any of its ERISA Affiliates has any liability or contingent liability.

     (x) "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

     (y) "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

     (z) "EMPLOYMENT AGREEMENTS" shall mean all employment agreements, written or oral, between the Seller, its general partner, Eagle Ridge Operating Company, Inc., or its managing agent, as applicable, and the persons employed with respect to the Property in effect as of the Effective Date.

     (aa) "ENVIRONMENTAL CLAIM" shall mean any administrative, regulatory or judicial action, suit, demand, letter, claim, Lien, notice of non-compliance or violation, investigation or proceeding relating in any way to any Environmental, Health or Safety Requirements or any permit issued under any Environmental, Health or Safety Requirements including, without limitation, (i) by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental, Health or Safety Requirements, and (ii) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.

     (bb) "ENVIRONMENTAL, HEALTH OR SAFETY REQUIREMENTS" means all Legal Requirements derived from or relating to federal, state, local or other laws or regulations relating to or addressing the environment, health or safety, including but not limited to any law, regulation, or order relating to the use, handling, or disposal of any Hazardous Substance, and any law, regulation, or order relating to workplace or worker safety and health, as such Legal Requirements are promulgated by the specifically authorized agency responsible for administering such Legal Requirements.

     (cc) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     (dd) "ERISA AFFILIATE" means, with respect to any person, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of sections 414(b) or (c) of the Code.

     (ee) "ESCROW AGENT" shall mean Chicago Title & Trust Company.

     (ff) "ESCROW AGREEMENT" is attached hereto as EXHIBIT G.

     (gg) "EXCLUDED ASSETS" shall mean those assets set forth on SCHEDULE
1.1(gg).

     (hh) "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     (ii) "GOLF CLUB" shall mean any organization, club or group whereby memberships or other privileges are offered by the Seller for purchase in connection with golfing privileges at the Property.

     (jj) "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     (kk) "GOVERNMENTAL BODY" shall mean any governmental or quasi-governmental body, department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     (ll) "HAZARDOUS SUBSTANCES" shall mean any substance, material, waste, gas or particulate matter which is regulated by any local, state or federal Governmental Body, including but not limited to any material or substance which is: (i) defined as a "hazardous waste", "hazardous material", or "restricted hazardous waste", Extremely Hazardous Substance or words of similar import under any provision of any Environmental, Health or

Safety Requirements; (ii) petroleum or petroleum products; (iii) asbestos; (iv) polychlorinated biphenyls, (v) radioactive material; (vi) radon gas; and (vii) any flammable substances or any toxic materials.

     (mm) "IMPROVEMENTS" shall have the meaning set forth in RECITAL D(1).

     (nn) "INTELLECTUAL PROPERTY" means the following related to the Property:
(a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(e) all computer software to the extent transferable (including data and related documentation in the Seller's (or any of the Seller's Affiliates') possession,
(f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

     (oo) "INITIAL DEPOSIT" shall mean the initial deposit in the amount of $1,000,000 deposited by the Purchaser with the Escrow Agent, together with all interest accrued thereon from time to time.

     (pp) "INTANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in RECITAL D(4).

     (qq) "KNOWLEDGE" means, at any time and relative to any matter, the actual knowledge of Joseph Duellman; Robert Graunke, Director of Grounds; Tracy Millard, Property Manager; Ikhlas Ahmed, Controller; or John Schlaman, Director of Golf.

     (rr) "LAND" shall have the meaning set forth in RECITAL A.

     (ss) "LEASES" shall mean all rights of the Seller in, to and under all leases, licenses, occupancy agreements, concessions and other arrangements, oral or written, now existing or hereafter entered into, whereby any Person agrees to pay money or any other consideration for the use, possession or occupancy of, or any estate in, the Property or any portion thereof or interest therein.

     (tt) "LEGAL REQUIREMENTS" shall mean, as to any Person, the constituent document or other organizational or governing documents of such Person, and all laws, including Environmental, Health or Safety Requirements, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions or determinations of an arbitrator or a court or Governmental Body and requirements of all Governmental Bodies, courts, authorities, officials and officers, foreseen or unforeseen, ordinary or extraordinary, which now or at any time hereafter may be binding upon such Person or any of its property (including, without limitation, the Property described herein) or any part thereof, or any of the adjoining sidewalks, curbs, vaults and vault space, if any, streets or ways, or any use or condition of the Property or any part thereof, including, without limitation, any certificate of occupancy, zoning ordinance, building or land use requirement or permit or labor or employment rule or regulation and including any Environmental, Health or Safety Requirements.

     (uu) "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     (vv) "LIEN" means any security interest, mortgage, pledge, lien, encumbrance, charge, deed, assignment, pledge, hypothecation, easement, restriction or interest of any kind or nature.

     (ww) "MATERIAL" means any circumstance or state of facts which results in, or would reasonably be expected to result in, Adverse Consequences or the expenditure or commitment of $100,000 or more, or which results in any material limitation or restriction on the ability of the Purchaser to conduct the Business.

     (xx) "MORTGAGE INDEBTEDNESS" shall mean any indebtedness of the Seller which is secured by a mortgage on the Property.

     (yy) "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

     (zz) "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in
SECTION 3.4(a).

     (aaa) "MOST RECENT FISCAL MONTH END" has the meaning set forth in SECTION 3.4(a).

     (bbb) "MOST RECENT FISCAL YEAR END" has the meaning set forth in SECTION 3.4(a).

     (ccc) "OBJECTION" shall have the meaning set forth in SECTION 6.12(b).

     (ddd) "OPERATING AGREEMENTS" shall mean any management agreements, maintenance or repair contracts, service contracts, equipment and other personal property leases, supply contracts and other agreements, if any, in effect with respect to the construction, ownership, operation, use, occupancy or maintenance of the Property in force and effect as of the Effective Date, as more particularly set forth on SCHEDULE 1.1(ddd) attached hereto together with any Operating Agreements entered into after the Effective Date as permitted under this Agreement so long as such Operating Agreements are terminable without cause and without penalty on thirty (30) days notice, or consented to in writing by the Purchaser.

     (eee) "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

     (fff) "OWNER'S TITLE POLICY" shall mean an ALTA Owner's Policy (1992) title insurance policy, without creditors' right exception, insuring the fee simple title to the Real Property is vested in the Purchaser subject only to the Permitted Title Exceptions, together with a comprehensive, survey, location, zoning, access and extended coverage endorsement. The Owner's Title Policy shall insure the Purchaser in the amount allocated to interests in real property at customary premiums, and shall be acceptable in form and substance to the Purchaser. The Seller shall not be responsible for the costs of any reinsurance. The Purchaser shall order the Survey and deliver it to the Title Company, and the Purchaser and the Seller shall each execute such affidavits and other statements as required by the Title Company.

     (ggg) "PERMITTED TITLE EXCEPTIONS" shall mean those exceptions to title to the Real Property that are permitted under SECTION 2.2(d) of this Agreement.

     (hhh) "PERSON" shall mean any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust, limited liability company or other organization, whether or not a legal entity, and any governmental authority or body.

     (iii) "PRELIMINARY TITLE REPORT" shall have the meaning set forth in
SECTION 2.2(d).

     (jjj) "PREPAID ACCOUNTS" shall mean all gift certificates, trade agreements, reservations, deposits, advance payments, including but not limited to the Reservation Deposits, security deposits and items prepaid to the Seller and other amounts, deposits or credits paid to or received by the Seller or the Property prior to Closing.

     (kkk) "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Section 406 and Code Section 4975.

     (lll) "PROPERTY" shall have the meaning set forth in RECITAL D(4).

     (mmm) "PROPERTY TAXES" shall mean, collectively, all taxes, assessments, charges and Liens by any Governmental Body with the power to tax, assess, Lien or charge against the Property or any portion thereof, or against the Seller, the default in payment of which may result in a Lien against the Property or any portion thereof or against the Seller, including, without limitation, water and sewer taxes and municipal assessments and betterments, taxed, assessed or levied against all or any portion of the Property, including, without limitation, all penalties, interest, and additions or supplements to any of the taxes, assessments, charges, Liens and betterments described in this definition.

     (nnn) "PURCHASE PRICE" shall mean Forty-Five Million Dollars ($45,000,000).

     (ooo) "REAL PROPERTY" shall have the meaning set forth in RECITAL D(2).

     (ppp) "RENTAL HOME AGREEMENTS" shall mean all of the Owner's Rental and Maintenance Agreements between the Seller and the owners of property in The Galena Territory which exist as of February 25, 1998, which agreements are identified on SCHEDULE 1.1(ppp) and all such agreements which are executed and delivered thereafter in the Ordinary Course of Business.

     (qqq) "RENTAL HOME OPERATIONS" shall mean that portion of the Seller's business consisting of the rental of residences (single-family homes, townhomes and condominiums) located within The Galena Territory for the account of third parties, from which the Seller derives income, and incurs costs and expenses relating thereto.

     (rrr) "RENTS" shall mean all rents, issues, profits and other amounts payable to the Purchaser with respect to any Lease.

     (sss) "RESERVATION DEPOSITS" shall mean the aggregate amount of any deposits received by the Seller (whether paid in cash or by credit card) made for rooms, banquets, meals or other services to be supplied from and/or after the Closing Date.

     (ttt) "RESERVATIONS" shall have the meaning set forth in SECTION 6.11(a).

     (uuu) "SELLER'S ORGANIZATIONAL DOCUMENTS" shall mean the current organizational documents of the Seller.

     (vvv) "STATE" shall mean the state of Illinois.

     (www) "SUMMARY SHEET" shall mean the summary page attached to this Agreement and incorporated herein by reference.

     (xxx) "SURVEY" shall mean the survey prepared pursuant to SECTION 2.2(c).

     (yyy) "TANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in RECITAL D(3).

     (zzz) "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     (aaaa) "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     (bbbb) "THE GALENA TERRITORY"shall mean the property depicted as The Galena Territory on the general concept map of The Galena Territory prepared by Mid-States Engineering - Plot dated February 16, 1996.

     (cccc) "TITLE COMPANY" shall mean Chicago Title Insurance Company.

     (dddd) "TITLE OBJECTIONS" shall have the meaning set forth in SECTION
2.2(d).

     (eeee) "UTILITIES" shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property.

                                      ARTICLE II

                     PURCHASE AND SALE; PAYMENT OF PURCHASE PRICE

     2.1 PURCHASE AND SALE. The Purchaser has previously deposited the Initial Deposit with the Escrow Agent.

     (a) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Purchaser, the Property at the Closing for the consideration specified below in SECTION 2.3.

     (b) ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, the Purchaser agrees to assume and become responsible for all of the Assumed Liabilities and the obligations assumed under the Assumption Agreement at the Closing. The Purchaser will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities. The Seller agrees to terminate, or cause the termination of all, Operating Agreements which the Purchaser does not agree to assume on or before the Closing Date.

     2.2 DUE DILIGENCE PERIOD.

     (a) SITE INSPECTION. The Purchaser shall have the right, during the Due Diligence Period, and thereafter if the Purchaser notifies the Seller that the Purchaser has elected to proceed to Closing in the manner described below, to enter upon the Real Property and to perform, at the Purchaser's expense and with the Seller's full cooperation, such surveying, engineering, and environmental studies and other tests as the Purchaser may deem appropriate. In conducting such studies, tests and reviews, the Purchaser shall be solely responsible for any fees, costs and expenses relating thereto, and any damages to the Property which such studies, tests and reviews may cause. The Purchaser further agrees to restore the Real Property substantially to its condition prior to such inspection. The Purchaser further agrees to indemnify the Seller and hold the Seller free and harmless from any damages to the Real Property caused by such tests or any claims made by third parties retained by the Purchaser, except to the extent due to the wanton or willful misconduct of the Seller, the Seller's Affiliates or anyone under their control.

     If such studies, tests and reviews warrant, in the Purchaser's sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by the Purchaser, then the Purchaser may elect to proceed to Closing. If the Purchaser notifies the Seller and Escrow Agent, in writing, on or prior to the expiration of the Due Diligence Period that it has determined (which determination may be made in the Purchaser's sole, absolute and unreviewable discretion) not to proceed to Closing, this Agreement automatically shall terminate. If this Agreement is terminated by the Purchaser within the Due Diligence Period as aforesaid, or if the Purchaser terminates this Agreement after the Due Diligence Period pursuant to a right granted to the Purchaser in this Agreement, the Purchaser shall be immediately entitled to a refund of the Initial Deposit, the Escrow Agent shall be authorized to refund the Initial Deposit to the Purchaser in accordance with the Escrow Agreement, and the Purchaser and Escrow Agent shall be released from any further liability or obligation under this Agreement, except that the indemnity of the Seller by the Purchaser which is set forth in this SECTION 2.2(a) shall survive for a period of six (6) months after such termination. The Seller shall obtain for and deliver to the Purchaser, at the Seller's expense within thirty (30) days of the Effective Date, a Phase I environmental survey of the Real Property and subsoil investigation reports on certain portions of the Real Property and, based on the recommendations thereof, such other environmental surveys and reports as the Purchaser shall reasonably and promptly request, which surveys and reports must be completed by the Seller expeditiously. The Seller hereby agrees to exercise reasonable efforts to cause such other environmental surveys and reports to be completed and delivered to the Purchaser prior to the expiration of the Due Diligence Period.

     (b) INSPECTION OF DOCUMENTS. During the Due Diligence Period, the Seller shall make available to the Purchaser, its agents, auditors, engineers, attorneys and other designees, for inspection and/or copying, and all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, Operating Agreements, Leases, correspondence, environmental audits and reviews, books, records, tax returns, bank statements, financial statements, fee schedules and any and all other material or information relating to employees, litigation, Rental Home Operations, insurance, Intellectual Property, reservations, accounts the Property or the Business which are in, or come into, the Seller's or any Affiliate or vendee of the Seller's possession or control, or which the Seller or any Affiliate or vendee of the Seller may attain.

     (c) SURVEY. The Purchaser, at the Seller's expense not to exceed $35,000, shall cause to be prepared, within forty (40) days from the Effective Date, a survey, as reasonably required by the Purchaser, of the Land and the Improvements, to be prepared by a surveyor selected by the Purchaser licensed to practice as such in the State of Illinois, bearing a date not earlier than sixty
(60) days from the date of its delivery and certified to the Seller, the Purchaser and the Title Company (and any lender or other party designated by the Purchaser), in the form specified on SCHEDULE 2.2(c) (the "SURVEY"). If the Purchaser has any objection to Survey matters, the same shall be treated for all purposes as "TITLE OBJECTIONS" within the provisions of this Agreement.

     (d) PRELIMINARY TITLE REPORT. During the Due Diligence Period, the Purchaser, at the Seller's expense, shall cause an examination of title to the Property to be made and a preliminary title report to be issued (the "PRELIMINARY TITLE REPORT"), and, not later than the earlier of (i) 15 days after receipt of the completed Survey or (ii) the expiration date of the Due Diligence Period, shall notify the Seller of any defects in title shown by such examination or by the Survey that the Purchaser is unwilling to accept by delivering a written memorandum outlining such defects in title, or a pro forma copy of the Preliminary Title Report that reflects such unacceptable defects in title, which shall be designated as the Title Objections. The Purchaser agrees that UCC financing statements securing only debt in the maximum amount of $400,000 payable to Mercantile Bank, 115 Perry Street, Galena, Illinois in connection with the purchase of golf carts shall constitute a Permitted Title Exception. Within ten (10) days after such notification, the Seller shall notify the Purchaser whether the Seller is willing to cure such defects. If the Seller is willing to cure such defects, the Seller shall act promptly and diligently to cure such defects at its expense. If any defects in title consist of mortgages, deeds of trust, construction or mechanics Liens, tax Liens or other Liens, in a liquidated sum or capable of computation as a liquidated sum, then, to that extent, and notwithstanding the foregoing, the Seller shall be obligated to pay and discharge such defects at Closing whether or not such title defects are referenced in the Purchaser's written memorandum, and a failure to do so shall constitute a default by the Seller hereunder. For such purposes, the Seller may use all or a portion of the Purchase Price. If the Seller is unable to cure any other defects by Closing, after having attempted to do so diligently and in good faith, the Purchaser shall elect (1) to waive such defects and proceed to Closing without any abatement in the Purchase Price, or (2) to terminate this Agreement. The Seller shall not, after the date of this Agreement, subject the Property or any portion thereof, or permit the Property or any portion thereof to be subjected, to any Liens, leases, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without the Purchaser's prior written consent which may be withheld in the Purchaser's sole and absolute discretion, except the transfer of sewer lines and roads as set forth in SCHEDULE 2.2(d) which shall be subject to the Purchaser's reasonable approval. All title matters revealed by the Purchaser's title examination during the Due Diligence Period and not objected to by the Purchaser as provided above shall be deemed Permitted Title Exceptions. Notwithstanding the foregoing, except as provided in the second preceding sentence, the Purchaser shall not be required to take title to the Property subject to any matters which may arise subsequent to its examination of title to the Property made during the Due Diligence Period.

     (e) EMPLOYMENT AND MEMBERSHIP SCHEDULE. The Seller shall deliver to the Purchaser within fifteen (15) days after the Effective Date a disclosure schedule that accurately and completely identifies and describes (a) all Employment Agreements (including name of employee, wage or salary, accrued vacation benefits, other fringe benefits, etc.), and (b) an updated Golf Club membership list for 1998 and future years, setting forth the names of the members of the Golf Club, the length of their membership, the payment obligations of the members and a summary of the terms of the memberships (the "EMPLOYMENT AND MEMBERSHIP SCHEDULE").

     (f) UCC SEARCH. The Seller shall deliver to the Purchaser within twenty five (25) days after the Effective Date current searches of all Uniform Commercial Code financing statements filed with the Secretary of State of Illinois and Jo Daviess County respecting the Seller, and the appropriate Affiliates of the Seller, together with searches for pending litigation, tax Liens and bankruptcy filings.

     (g) COMMUNICATION AND WORK PRODUCT. Nothing contained herein shall preclude the Seller from communicating directly with the Title Company or the surveyor who prepares the Survey or from using the Title Company's and such surveyor's work product.

     2.3 CLOSING MECHANICS.

     (a) PURCHASE PRICE. As consideration for the purchase of the Property, the Purchaser shall at the Closing pay to the Seller, by wire transfer of immediately available funds, cash in the amount of $45,000,000 MINUS (x) the Initial Deposit which the Purchaser and the Seller shall direct the Escrow Agent to pay to the Seller, and PLUS OR MINUS (y) any adjustments made pursuant to the terms of this Agreement.

     (b) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Pedersen & Houpt P.C. or, at the election of the Purchaser's lender, at the office of the Purchaser's lender commencing at 9:00 a.m. local time on a date selected by the Purchaser upon five (5) Business Days notice to the Seller not earlier than the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "CLOSING DATE"); PROVIDED, HOWEVER, that the Closing Date shall be no earlier than May 12, 1998 and no later than June 22, 1998, unless consented to by the Purchaser and the Seller. If the Closing Date falls on a Saturday, Sunday or other legal holiday, the Closing shall take place on the first following business day thereafter. Possession of the Property shall be delivered to the Purchaser at Closing, subject only to Permitted Title Exceptions.

     (c) DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Purchaser the various certificates, instruments, and documents referred to in SECTION 6.2 and (ii) the Purchaser will deliver to the Seller the various certificates, instruments, and documents referred to in SECTION 6.3.

     (d) ALLOCATION. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the assets acquired by the Purchaser at Closing for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as EXHIBIT D.


                                     ARTICLE III

                THE SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     To induce the Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, the Seller hereby makes the following representations, warranties and covenants with respect to the Property, upon each of which the Seller acknowledges and agrees that the Purchaser is entitled to rely and has relied:

     3.1 ORGANIZATION AND POWER. The Seller is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to transact business in the State and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and under any document or instrument required to be executed and delivered by or on behalf of the Seller under this Agreement.

     3.2 AUTHORIZATION AND EXECUTION. This Agreement has been, and each of the agreements and certificates of the Seller to be delivered to the Purchaser at Closing as provided in this Agreement will be, duly authorized by all necessary action on the part of the Seller, duly executed and delivered by the Seller, constitutes the valid and binding agreement of the Seller and is enforceable against the Seller in accordance with its terms. There is no other person or entity who has an ownership interest in the Property or whose consent is required in connection with the Seller's performance of its obligations under this Agreement. All action required pursuant to this Agreement necessary to effectuate the transactions contemplated herein has been, or prior to or at Closing will be, taken promptly and in good faith by the Seller and its representatives and agents.

     3.3 NONCONTRAVENTION. The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement and the transactions contemplated hereby do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, the Seller's Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller, or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license (other than nontransferable licenses, software agreements and the Mercantile Bank debt), instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of the Property assets is subject (or result in the imposition of any Liens upon any of its assets). There are no outstanding agreements (written or oral) pursuant to which the Seller (or any predecessor to or representative of the Seller) has agreed to sell or has granted an option or right of first refusal to purchase the Property or any part thereof. Other than the rights of tenants, as tenants only, under the Leases, and subject to matters of record, there are no purchase contracts, options or other agreements of any kind, written or oral, recorded or unrecorded, whereby any person or entity other than the Seller will have acquired or will have any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of, all or any portion of the Property. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or to otherwise acquire any interest or profit participation of any kind in the Property or any part thereof.

     3.4 FINANCIAL INFORMATION.

     (a) FINANCIAL STATEMENTS. Attached hereto as EXHIBIT E is a list of the following financial statements (collectively, the "FINANCIAL STATEMENTS"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1994, December 31, 1995, December 31, 1996, and December 31, 1997, PROVIDED that the statements for 1997 are unaudited in the form used for management purposes (the "MOST RECENT FISCAL YEAR END") for the Seller; and
(ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow in the form used for management purposes (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the month ended January 31, 1998 (the "MOST RECENT FISCAL MONTH END") for the Seller. The pre-1997 Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete).

     (b) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Seller.

     (c) UNDISCLOSED LIABILITIES. The Seller has no Liability, and to the Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for Liabilities described in the Assumption Agreement, Liabilities and Taxes which are prorated under this Agreement as of the date of Closing and Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law, or otherwise constitutes a breach of the terms of this Agreement). The Seller will give prompt notice to the Purchaser of any material development affecting the assets, liabilities, business, financial condition, operations or future prospects of the Seller or the Business.

     3.5 TAXES.

     (a) The Seller will provide the Purchaser with all releases requested by the Purchaser with respect to Taxes, including, without limitation, the "stop orders" set forth in CLAUSE (m) of SECTION 6.2.

     (b) The Seller has no knowledge of, nor has it received any notice of, any special taxes or assessments relating to the Property or any part thereof, including taxes relating to the business of the Property, or any planned public improvements that may result in a special tax or assessment against the Property, that are not otherwise disclosed in the Preliminary Title Report. To the Seller's Knowledge, there is not any contemplated or proposed material increase in the assessed valuation of the Real Property for tax purposes other than customary annual increases and increases in connection with the transaction contemplated by this Agreement.

     3.6 AUTHORIZATIONS. The Seller or the Seller's Affiliates possess all Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated. Neither the Seller nor any Affiliate of the Seller has misrepresented any relevant fact in obtaining all Authorizations, and neither the Seller nor any Affiliate of the Seller has knowledge of any change in the circumstances under which any of those Authorizations were obtained that result in their termination, suspension, modification or limitation. Neither the Seller nor any Affiliate of the Seller has taken any action (or failed to take any action), the act or omission of which would result in the revocation of any of the Authorizations. The Seller has no knowledge, nor, except as to matters described in SECTION 3.20 or disclosed in SCHEDULE 3.20(a), has it received notice within the past three (3) years, of any existing or threatened violation of any provision of any applicable building, zoning, subdivision, or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the Effective Date. The Seller shall, and shall cause its Affiliates to, at Closing deliver to the Purchaser all consents and approvals of any Person which are necessary or required in connection with the transfer, use, occupancy, management and ownership of the Property and the Business to the extent legally assignable and to the extent the Purchaser has not received any such Authorization in the Purchaser's own name.

     3.7 REAL PROPERTY. The Seller warrants that (i) the Seller has not received notice that any of the material Tangible Personal Property does not comply in any material respect with any Legal Requirements such that it cannot be used in the operation of the Property in the manner in which it is currently used, (ii) all contractors, subcontractors and other parties who have performed work on or supplied materials to the Property have been fully paid for, and all materials used at or on the Property have been fully paid for, and (iii) the Seller has no knowledge of any material defects in the Improvements or the Tangible Personal Property (including, without limitation, the heating, ventilating, air conditioning, electrical, plumbing, elevator, telephone, mechanical and other building systems, exterior walls, roofs, windows and other structural elements) which individually would cost more than $250,000 to repair or replace. To the Seller's Knowledge, the Seller has not received any notice of any violation of a condition or agreement contained in any material easement, restrictive covenant or any similar instrument or agreement affecting the Real Property, or any material portion thereof which could have a material adverse effect on the operation of the Property or the Business.

     3.8 PERSONAL PROPERTY. All of the Tangible Personal Property and Intangible Personal Property being conveyed by the Seller to the Purchaser is free and clear of all Liens other than Liens to be discharged by the Seller at Closing and the Lien with respect to the Mercantile Bank Debt, and will be so on the Closing Date, and the Seller has good, marketable, fee title to the Real Property, and has good, merchantable title to all other Property and the right to convey same in accordance with the terms of this Agreement except leased or licensed Tangible Personal Property and leased or licensed Intangible Personal Property.

     3.9 OPERATING AGREEMENTS. Except as disclosed on SCHEDULE 3.9, each of the Operating Agreements may be terminated upon not more than thirty (30) days prior written notice and without the payment of any penalty, fee, premium or other amount; the Seller has received no notice of default under any of the material Operating Agreements, and to the Seller's Knowledge, no fact or circumstance has occurred which by itself or with the passage of time or the giving of notice or both, would constitute a default under any of the material Operating Agreements. The Seller shall not enter into any new Operating Agreement or Lease or other agreement with respect to the Property, nor shall the Seller enter into any agreements modifying the Operating Agreements or Leases or other agreements, unless (a) any such agreement or modification will not bind the Purchaser or the Property after the Closing Date or is in the Ordinary Course of Business and cancelable on 30 days prior notice without cause or penalty, or (b) the Seller has obtained the Purchaser's prior written consent to such agreement or modification. The Seller acknowledges that the Purchaser will not assume any of the Operating Agreements except (i) those set forth in SCHEDULE 1.1 (ddd), except those which the Purchaser has notified the Seller to terminate within thirty (30) days of the Effective Date, provided the Purchaser may not terminate those Operating Agreements that are also listed on SCHEDULE 3.9 and (ii) those Operating Agreements that the Seller enters into between the Effective Date and the Closing Date and are permitted under this SECTION 3.9.

     3.10 WARRANTIES AND GUARANTIES. The Seller shall not before or after Closing, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements or the Tangible Personal Property or any part thereof, except with the prior written consent of the Purchaser.

     3.11 INSURANCE. The Seller carries insurance (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) as set forth on SCHEDULE 3.11. The Seller shall pay all premiums on, and shall not cancel or allow to expire, any of the Seller's insurance policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.

     3.12 CONDEMNATION PROCEEDINGS; ROADWAYS. The Seller has received no notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. As of the date of this Agreement, there has been no change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property, PROVIDED that there has been a proposed change in the location of Route 20. To the Seller's Knowledge, no fact or condition exists which would result in the termination or material impairment of any existing access to the Real Property from adjoining public or private streets or ways or which could result in discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other Utilities or services.

     3.13 LITIGATION. SCHEDULE 3.13 sets forth each instance in which any of the Seller or any of its Property (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Seller, is threatened or contemplated to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any arbitrator or Government Body, court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in SCHEDULE 3.13 could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Seller. The Seller and the directors and officers (and employees with responsibility for litigation matters) of the Seller have no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

     3.14(a) LABOR DISPUTES AND AGREEMENTS. There are no labor disputes pending or threatened as to the operation or maintenance of the Property or any part thereof. To the Knowledge of the Seller, no executive, key employee, or group of employees has any plans to terminate employment with the Seller, PROVIDED that Joe Duellman, Tracy Millard and Ikhlas Ahmed will not be available for employment by the Purchaser. The Seller is not a party to any union or trade association or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. To the Knowledge of the Seller, no union organizing is pending or threatened. The Seller is not a party to any employment contracts or agreements, other than the Employment Agreements, and neither the Seller nor its managing agent will, between the Effective Date and the Closing Date, enter into any new employment contracts or agreements or amend any existing Employment Agreement, except with the prior written consent of the Purchaser and except agreements with Joe Duellman, Tracy Millard, Robert Graunke or Ikhlas Ahmed which will not be binding on the Purchaser. The Seller acknowledges that the Purchaser will not assume any of the Employment Agreements or any other obligation or Liability with respect to any employee of the Seller or any employee employed on or in connection with the Property, and the Seller has complied with and shall be responsible for compliance with any applicable employment-related laws or ordinances. The Seller has complied with the requirements of all Legal Requirements respecting all employees employed in connection with the ownership, operation or maintenance of the Property. The Seller shall be responsible for all severance and other termination and similar liabilities with respect to all employees. The Seller will, within five days of the execution of this Agreement, provide the Purchaser with a list of all employees.

          (b) EMPLOYEE BENEFITS.

          (i)  SCHEDULE 3.14(b) lists each Employee Benefit Plan.

          (ii)The Seller shall, during the Due Diligence Period, deliver to the Purchaser a true and correct copy of each of (i) the Employee Benefit Plans and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, (ii) in the case of any Employee Benefit Plan which is not in written form, an accurate description of such Employee Benefit Plan as in effect on the date hereof, and (iii) a true and correct copy of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Employee Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Employee Benefit Plan. There have been no material changes in the financial condition in the respective plans from the stated in the annual reports and actuarial reports supplied.

          (iii) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies and has been administered in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws and no event has occurred which will or could cause any such Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance.

          (iv) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each Employee Benefit Plan.

          (v) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan.

          (vi) Each Employee Benefit Plan which is an Employee Pension Benefit Plan which is intended to be a qualified plan meets the requirements of a "qualified plan" under Code Section 401(a), or will meet such requirements by the time prescribed by the Internal Revenue Service (the "IRS"), a favorable determination letter has been issued with respect to each such Employee Benefit plan by the IRS, there have been no amendments to any such Employee Benefit Plan which are not the subject of a favorable determination letter except those adopted in a format issued by the IRS and which, in accordance with IRS guidelines, do not require a favorable determination letter, and no event has occurred which will or could give rise to disqualification of any such Employee Benefit Plan under such
     Section 401(a) or Section 501(a) of the Code or to a tax under Section 511 of the Code.

          (vii) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer
     Plan) subject to the provisions of Title IV of ERISA equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with Pension Benefit Guaranty Corporation ("PBGC") methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

          (viii) None of the assets of any Employee Benefit Plan are invested in employer securities or employer real property.

          (ix) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller, threatened. The Seller does not have any Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

          (x) There have been no acts or omissions by the Seller or any of its ERISA Affiliates which have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Seller or any of its ERISA Affiliates may be liable.

          (xi) None of the payments contemplated by the Employee Benefit Plans would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)).

          (xii) With respect to any Employee Benefit Plan that is subject to Title IV of ERISA, (i) there has been no reportable event (as described in Section 4043 of ERISA), (ii) no steps have been taken to terminate any such plan, (iii) there has been no withdrawal (within the meaning of Section 4063 of ERISA) of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (iv) no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such plan, and (v) if each such plan were terminated immediately after the Closing, there would be no unfunded liabilities with respect to any such plan, its participants or beneficiaries or the PBGC.

          (xiii) Each Employee Benefit Plan which constitutes a "group health plan" (as defined in Section 607(i) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current and former Affiliates which must be taken into account under Section 4980B and Section 414(t) of the Code or
     Section 601 of ERISA, have been operated in compliance with applicable law, including continuation coverage requirements of Section 4980B of the code and Section 601 of ERISA and the portability and nondiscrimination requirements of Section 9801 and Section 9802 of the Code, to the extent such requirements are applicable.

          (xiv) None of the Seller and the other members of the Controlled Group that includes the Seller contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under any Multiemployer Plan.

          (xv) The Seller does not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

          (c) WARN ACT LIABILITY.

          (i) The Seller warrants that all employees at the Property and one employee off-site who is a salesperson for the Property are employees of Eagle Ridge Operating Company, Inc. ("EROC") and EROC has no other employees.

          (ii) On, but not before, the Closing Date, the Seller shall cause EROC to terminate the employment of all of EROC's employees. In reliance on the Purchaser's covenants contained in PARAGRAPH (iii) below, neither the Seller nor EROC shall give notice as provided under the Worker Adjustment and Retraining Notification Act ("WARN ACT") to such employees related to their termination. The Purchaser acknowledges that the Seller's agreement to refrain from giving notice required under the WARN ACT helps ensure that the Purchaser will have an adequate supply of qualified employees who are familiar with the Property and its operations.

          (iii) In order to avoid an "Employment Loss," as that term is defined under the WARN ACT, and any liability to the Seller or EROC resulting from any "Employment Loss," the Purchaser covenants and agrees that it will employ a sufficient number of such employees or offer sufficient employment such that neither the Seller nor EROC will incur any WARN ACT liability with respect to the employees of EROC terminated by the Seller. The Seller acknowledges that the Purchaser may elect at Closing to not offer employment to forty-five (45) or fewer employees as selected by the Purchaser.

          (iv) The Purchaser agrees to indemnify and hold the Seller and EROC harmless from and against any and all liability, claims, penalties, costs, expenses and damages which may be incurred by the Seller, EROC, or the Purchaser (including, without limitation, attorneys' fees and court costs) as a result of any violations of the notice requirements of the WARN ACT arising solely from any breach of the covenant by the Purchaser contained in the preceding paragraph (iii).

     3.15 ORGANIZATIONAL DOCUMENTS. The Seller's Organizational Documents are in full force and effect, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

     3.16 OPERATION OF PROPERTY. The Seller covenants that, between the Effective Date and the Closing Date, it will (a) operate the Property and the Business in the Ordinary Course of Business, (b) maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years, and (c) use reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, partners and employees and preserve its relationships with suppliers and others having business dealings with it. Except as otherwise permitted hereby, from the Effective Date until Closing, the Seller shall not voluntarily take any action or fail to take any action the result of which would have a material adverse effect on the Property or the Business or the Purchaser's ability to continue the operation thereof after the Closing Date in substantially the same manner as presently conducted, or which would cause any of the representations or warranties contained in this ARTICLE III to be untrue as of Closing.

     Notwithstanding the foregoing provisions of this SECTION 3.16, from and after the execution and delivery of this Agreement, the Seller shall not, other than in the ordinary course of business or as otherwise permitted under this Agreement, (a) make any agreements which shall be binding upon the Purchaser with respect to the Property, or (b) reduce or cause to be reduced any room rates, green fees, membership fees, tournament fees, driving range fees or any other charges over which the Seller has operational control. Between the Effective Date and the Closing Date, if and to the extent requested by the Purchaser, the Seller shall deliver to the Purchaser such periodic information with respect to the Property and the Business as the Seller customarily keeps internally for its own use. The Seller agrees that it will operate the Property in accordance with the provisions of this SECTION 3.16 between the Effective Date and the Closing Date.

     3.17 NOTICE OF CHANGE IN LAW. The Seller will advise the Purchaser promptly of any change in any specific laws, regulations, restrictions, rulings, orders or Legal Requirements of which the Seller obtains Knowledge which might materially and adversely affect the value or use of the Property to the Purchaser.

     3.18 PARTIES IN POSSESSION. There are no parties in possession of any portion of the Property as lessees, occupants, tenants at sufferance or trespassers, except as expressly set forth on SCHEDULE 3.18 and members or guests (as members or guests only), and parties under utility easements and documents of record.

     3.19 BANKRUPTCY. No Act of Bankruptcy has occurred with respect to the Seller.

     3.20 ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS. Subject to the matters disclosed on SCHEDULE 3.20(a):

     (a) to the Knowledge of the Seller, the Seller and its Affiliates have complied and are in compliance in all material respects with all Environmental, Health, and Safety Requirements. To the Seller's Knowledge, the Property has complied at all times in all material respects with all Environmental, Health, and Safety Requirements.

     (b) without limiting the generality of the foregoing, the Seller has obtained and complied with, and is in compliance with, all applicable permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of the Business; a list of all such permits, licenses and other authorizations is set forth on SCHEDULE 3.20(b), the "ENVIRONMENTAL AND SAFETY PERMITS SCHEDULE".

     (c) to the Knowledge of the Seller, neither the Seller nor its predecessors or Affiliates has received any written or oral notice, report or other information in connection with the Property or the Business regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations.

     (d) to the Knowledge of the Seller, none of the following exists at the
Property: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

     (e) neither the Seller nor its Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, handled, or released any Hazardous Substance, on or into the Property, nor has the Seller transported any Hazardous Substance from or to the Property in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements other than IRPTA.

     (f) neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements other than IRPTA.

     (g) to the Seller's Knowledge, no facts, events or conditions relating to the Property or the Business will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of Hazardous Substances, personal injury, property damage or natural resources damage.

     3.21 UTILITIES. All Utilities required for the operation of the Property either enter the Property through adjoining streets, or they pass through adjoining land and do so in accordance with valid public perpetual easements or private perpetual easements.

     3.22 LEASED PROPERTY. The Tangible Personal Property identified on SCHEDULE C is all of the leased property at the Property, and such Schedule reflects the date of each such lease, the name of the lessor, the name of the lessee, the term of each such lease, the lease payment terms and a description of the property demised by each such lease. All leases of such property are valid, binding, enforceable, in good standing and the Seller has received no notices of default thereunder, and to the Knowledge of the Seller, no condition exists and no event has occurred which with the giving of notice or the passage of time or both could constitute an event of default thereunder.

     3.23 RENTAL HOME OPERATIONS. (a) The Rental Home Agreements identified on
SCHEDULE 1.1(ppp) are all of the agreements with owners of the rental homes (the "HOMEOWNERS") in connection with the Rental Home Operations as of February 25, 1998. All of the Rental Home Agreements are substantially in the form heretofore delivered to the Purchaser. In the Ordinary Course of Business, the Seller permits Homeowners to enter and leave the Rental Home Operations program and takes no affirmative actions to enforce such Rental Home Agreements. The Seller does from time to time delete Homeowners from the Rental Home Operations when the Seller determines that the property does not meet the Seller's standards. At any time, in the Ordinary Course of Business, the Seller will have accounts payable to individual Homeowners with respect to usage of their property. From time to time there are claims from Homeowners relating to damage by guests. Such claims are generally resolved in the Ordinary Course of Business. At the current time there are no disputes with homeowners which remain unresolved. The Seller has not been involved in any arbitrations with respect to the Rental Home Operations. The Seller, prior to Closing, will continue to operate the Rental Home Program in a manner consistent with Seller's past practices in the Ordinary Course of Business, and will give the Purchaser such information relating thereto as the Purchaser may request.

     (b) The Seller covenants and agrees to continue to operate the Rental Home Operations in the Ordinary Course of Business and shall use best efforts to maintain the Rental Home Operations consistent with the operations during the past two (2) years. The Seller shall in the Ordinary Course of Business at all times fully perform and comply with all agreements, covenants, terms and conditions imposed upon or assumed by it under the Rental Home Agreements prior to the expiration of any notice and/or cure period provided in the applicable Rental Home Agreement.

     (c) The Seller further covenants and agrees that it shall not, except in the Ordinary Course of Business, surrender any interest hereinabove described, nor terminate or cancel any Rental Home Agreement, prior to the expiration of its term, and that it shall not, except in the Ordinary Course of Business, without the express written consent of the Purchaser modify, change, supplement, alter or amend any Rental Home Agreement, either orally or in writing.

     (d) The Rental Home Agreements are valid, binding and enforceable.

     3.24 ACCURACY OF STATEMENTS. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Seller or any of the Seller's Affiliates to the Purchaser in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or, to the knowledge of the Seller, omit any statement the omission of which causes any information provided to the Purchaser to be materially inaccurate or materially misleading.

     3.25 PROJECTIONS. The Seller has furnished to the Purchaser a Business Plan including certain projected budgets, financial statements and forecasts, which were prepared by the Seller in good faith based on its best knowledge, information and belief at the time of preparation thereof for the Seller's business planning purposes. The Seller does not represent or warrant that any occurrences, developments or facts (including, without limitation, projections), which the Business Plan or Business Plans says will occur or eventuate after its date (or which were otherwise furnished in writing to the Purchaser), will in fact occur or eventuate after such date or has occurred during the period prior to Closing.

     3.26 INTELLECTUAL PROPERTY. SCHEDULE D is an accurate and complete list of all of the Intellectual Property, and clearly identifies all of the Intellectual Property owned or duly licensed for use by the Seller, in each case free and clear of all Liens except as disclosed on such Schedule, which Liens shall be released at Closing. None of the Intellectual Property has been or is the subject of any pending adverse Claim, or to the Knowledge of the Seller, any threatened Claim of infringement. Except as disclosed on SCHEDULE D, the use by the Seller of the Intellectual Property in any manner does not and could not infringe any intellectual property of another Person, and the Seller has not received any notice contesting its right to use any now used by it in connection with the Business or the operation thereof. The Seller has not granted any license in respect of any Intellectual Property.

     3.27 CERTAIN BUSINESS RELATIONSHIPS WITH THE SELLER. Except as disclosed on
SCHEDULE 3.27, none of the current direct or indirect owners of any interest in the Seller or their family members have been involved in any business arrangement or relationship with the Seller within the past twelve months, and no current direct or indirect owner of any interest in the Seller or their family members own any property or right, tangible or intangible, which is used in the Business or on the Property.

     3.28 OPTION; RIGHT OF FIRST REFUSAL. The Seller hereby grants the Purchaser (i) the option to purchase Eagle Ridge Realty, Inc., excluding the residential lot owned by such company, for a purchase price of $500,000 at Closing by notifying the Seller of such election in writing during the Due Diligence and (ii) a right of first refusal to purchase Eagle Ridge Realty, Inc., excluding the residential lot owned by such company, upon the terms of a letter of intent or contract between Eagle Ridge Realty, Inc. and a third party and upon ten (10) Business Days' prior written notice from Eagle Ridge Realty, Inc. during the period from the Effective Date until two years after Closing Date.


                                      ARTICLE IV

                PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     To induce the Seller to enter into this Agreement and to sell the Property, the Purchaser hereby makes the following representations, warranties and covenants, upon each of which the Purchaser acknowledges and agrees that the Seller is entitled to rely and has relied:

     4.1 ORGANIZATION AND POWER. The Purchaser is duly formed or organized, validly existing and in good standing under the laws of the state of its formation and has all governmental licenses, Authorizations, consents and approvals required to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Purchaser under this Agreement.

     4.2 NONCONTRAVENTION. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon the Purchaser or result in the creation of any Lien or other encumbrance on any asset of the Purchaser.

     4.3 LITIGATION. There is no action, suit or proceeding, pending or known to be threatened, against or affecting the Purchaser in any court or before any arbitrator or before any administrative panel or otherwise that (a) could materially and adversely affect the business, financial position or results of operations of the Purchaser, or (b) could materially and adversely affect the ability of the Purchaser to perform its obligations under this Agreement, or under any document to be delivered pursuant hereto.

     4.4 BANKRUPTCY. No Act of Bankruptcy has occurred with respect to the Purchaser.

     4.5 AUTHORIZATION AND EXECUTION. This Agreement has been, and each of the agreements and certificates of the Purchaser to be delivered to the Seller at Closing as provided in SECTION 5.2 will be, duly authorized by all necessary action on the part of the Purchaser, has been duly executed and delivered by the Purchaser, constitutes the valid and binding agreement of the Purchaser and is enforceable against the Purchaser in accordance with its terms. All action required pursuant to this Agreement necessary to effectuate the transactions contemplated herein has been, or will at Closing be, taken promptly and in good faith by the Purchaser and its representatives and agents.

     4.6 SOFTWARE AGREEMENTS AND MERCANTILE BANK DEBT. If the Purchaser does not notify the Seller to cancel the software agreements disclosed to the Purchaser in writing prior to the end of the Due Diligence Period, the Purchaser shall pay the cancellation costs, if any, disclosed to the Purchaser in writing. If Mercantile Bank does not consent to the assumption of the Mercantile Bank Debt, the Purchaser shall pay the Mercantile Bank Debt at the Closing in addition to the Purchase Price, PROVIDED that the Purchaser shall be responsible only for principal and monthly interest payments, and the Seller shall be responsible for the payment of all other amounts.


                                      ARTICLE V

                         CONDITIONS AND ADDITIONAL COVENANTS

     5.1 AS TO THE PURCHASER'S OBLIGATIONS. The Purchaser's obligations under this Agreement are subject to the satisfaction of the following conditions precedent and the compliance by the Seller with the following covenants:

     (a) THE SELLER'S DELIVERIES. The Seller shall have delivered to or for the benefit of the Purchaser, as the case may be, on or before the Closing Date, all of the documents and other information required of the Seller pursuant to this Agreement.

     (b) REPRESENTATIONS, WARRANTIES AND COVENANTS. All of the Seller's representations and warranties made in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date as if then made, and there shall have occurred no material adverse change in the condition, financial results or the operation of the Property or the Business since the Effective Date. The Seller shall have performed all of its covenants and other obligations under this Agreement and the Seller shall have executed and delivered to the Purchaser on the Closing Date a certificate dated as of the Closing Date to the foregoing effect in the form of EXHIBIT F attached hereto.

     (c) ACCESS TO INFORMATION AND FACILITIES. From the date of this Agreement to the Closing Date, the Seller shall give the Purchaser and the Purchaser's representatives reasonable access during normal business hours to the offices, facilities, books and records of the Seller, and shall make the officers and employees of the Seller available to the Purchaser and their representatives as the Purchaser and their representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate the Seller to take any actions that would disrupt the normal course of their businesses or violate the terms of any agreement to which the Seller is bound or any applicable law or regulation.

     (d) TITLE INSURANCE. The Title Company shall have delivered the Owner's Title Policy, or a marked-up title commitment evidencing the binding commitment of the Title Company to issue the Owner's Title Policy, subject in each case only to the Permitted Title Exceptions.

     (e) TITLE TO PROPERTY. Except with respect to the leased or licensed Tangible Personal Property, the Seller (or its Affiliate) is the sole owner of good and marketable fee simple title to the Tangible Personal Property, free and clear of all Liens, restrictions, conditions and agreements except for Permitted Title Exceptions and those Liens to be discharged at Closing. With respect to the leased or licensed Tangible Personal Property, the Seller is the sole holder of a legal, valid and enforceable leasehold estate or license, as the case may be, in the leased or licensed Tangible Personal Property, free and clear of all Liens, restrictions, conditions and agreements except for Permitted Title Exceptions. The Seller is the sole owner of good and marketable title to the Rental Home Agreements, free and clear of all Liens, restrictions, conditions, agreements and encumbrances. The Seller shall not have taken any action or permitted or suffered any action to be taken by others from the Effective Date and through and including the Closing Date that would adversely affect the status of title to the Real Property, the Tangible Personal Property or the Rental Home Agreements except as expressly permitted hereby.

     (f) CONDITION OF PROPERTY. The Real Property and the Tangible Personal Property (including but not limited to hotel and related facilities, spa, golf courses, driving range, putting greens, mechanical systems, plumbing, electrical wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in the same condition at Closing as they are as of the Effective Date, reasonable wear and tear excepted. From the Effective Date until the Closing Date, the Seller shall operate the Property in the Ordinary Course of Business and shall use commercially reasonable efforts to (i) preserve intact the present business organization and personnel of the Seller, except as permitted hereby, (ii) preserve the business relationships of the Seller with other Persons material to the operation of the Seller, and (iii) to the extent within the Seller's control, not permit any action or omission which would cause any of the representations or warranties of the Seller contained herein to become inaccurate or any of the covenants of the Seller to be breached.

     (g) UTILITIES. Between the Effective Date and the Closing Date, the Seller shall have received no notice of any material increase or proposed material increase in the rates charged for the Utilities from the rates in effect as of the Effective Date.

     (h) AUTHORIZATIONS; LIQUOR LICENSE. The Purchaser, or the Purchaser's nominee, shall have obtained all Authorizations, liquor licenses, alcoholic beverage licenses and other permits necessary or appropriate to operate the hotel, spa, restaurant, bars, shops, lounges and other businesses presently located at the Property. To that end, the Seller, or the Seller's Affiliates, and the Purchaser, or the Purchaser's nominee, shall have cooperated with each other in a timely fashion, and each shall have executed such transfer forms, license applications and other documents as may be necessary to effect the obtaining of the liquor licenses, alcoholic beverage licenses and other Authorizations required hereby.

     (i) ESTOPPEL CERTIFICATES. The Seller shall have caused each of the tenants under each Lease to deliver to the Purchaser an estoppel certificate, dated a date not earlier than 30 days prior to the Closing Date, in the form of
EXHIBIT I and shall have delivered to the Purchaser originals (or, to the extent that such originals are not in the possession of the Seller or any of its Affiliates, accurate and complete copies) of each of the Leases and each other instrument, document or item of correspondence relating to any of the Leases.

     (j) SEARCHES. The Seller shall within twenty five (25) days after execution of this Agreement deliver to the Purchaser current judgment, tax Lien and other appropriate financing statement searches, with respect to the Seller, the appropriate Affiliates of the Seller, and the Property of the records of the appropriate governmental offices in the State, showing no Liens other than Permitted Title Exceptions.

     (k) PLANS AND SPECIFICATIONS. To the extent in the possession of the Seller or its Affiliates, the Seller shall have furnished the Purchaser with a complete set of all final working drawings, plans and specifications together with all shop drawings, change orders and other documents and papers relating thereto (collectively, the "PLANS"), together with any soil tests and other engineering reports relating to the Property.

     (l) PERMITS. To the extent transferable, (i) the Seller shall have furnished or caused the Seller's Affiliates to furnish, the Purchaser with all Authorizations necessary or appropriate for the ownership, use, operation and occupancy of the Property, and (ii) the Seller shall have transferred or assigned to the Purchaser or into the

Purchaser's name all permits referred to in this SECTION 5.1(l).

     (m) NOTICES. The Seller shall have executed and delivered to the Purchaser appropriate notices to each tenant under a Lease and each employee under an Employment Agreement or obligors under Operating Agreement of the assignments of the Leases, the Employment Agreements and the Operating Agreements (except any Employment Agreements or Operating Agreements canceled at the Purchaser's request) or employees retained by the Seller or the Seller's Affiliates.

     (n) OPINIONS OF THE SELLER'S COUNSEL. The Purchaser shall have received an opinion, dated the Closing Date, in the form attached as EXHIBIT J.

     (o) EXCLUSIVITY. The Seller shall not, and shall cause its Affiliates' advisers, representatives and agents not to, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any (i) liquidation, dissolution, or recapitalization, (ii) merger or consolidation,
(iii) acquisition or purchase of all, substantially all or a material amount of stock, securities or assets, or (iv) similar transaction or business combination involving the Seller or the Property; PROVIDED, HOWEVER, that the directors and officers of the Seller will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. The Seller shall notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     (p) EFFORTS. (i) Subject to the terms and conditions hereof, each Party hereto shall use all reasonable efforts to consummate the transactions contemplated hereby as promptly as practicable. An undertaking of a Person under this Agreement to use such Person's reasonable efforts shall not require such Person to incur unreasonable expenses or obligations in order to satisfy such undertaking.

          (ii)  The Seller and the Purchaser will, as promptly as practicable
(i) make the required filings with, and use their respective best efforts to obtain all required authorizations, approvals, consents and other actions of, governmental authorities and (ii) use their respective reasonable efforts to obtain all other required consents of other Persons with respect to the transactions contemplated hereby.

     (q) DISCHARGE OF LIENS, ETC. Prior to or as of the Closing Date, the Seller shall cause all Liens other than Permitted Liens to be discharged and extinguished.

     (r) MAINTENANCE OF INSURANCE. The Seller will continue to carry its existing insurance through the Closing Date, and shall not allow any material breach, default or cancellation (other than expiration and replacement of policies in the ordinary cause of business) of such insurance policies or agreements to occur or exist.

     (s) NOTICE AND SUPPLEMENTAL INFORMATION. The Seller and the Purchaser shall each give prompt notice to the other parties of any material adverse development causing a breach of any of its own representations and warranties in ARTICLES III and IV respectively. In addition, the Seller will, from time to time, as necessary, prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend the Schedules, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, agreement or covenant contained herein. No information provided to a Party pursuant to this Section shall be deemed to cure any breach of any representation or covenant made in this Agreement unless such information has been accepted in writing by the other Party.

     (t) PUBLIC ANNOUNCEMENTS. The Seller and the Purchaser will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and no Party shall, without the prior written consent of the other Party, issue any such press release or make any such public statement, except as may be required by any Legal Requirement.

     (u) INTERIM FINANCIAL STATEMENTS. The Seller agrees to provide to the Purchaser as soon as practicable after the end of each calendar month after the Effective Date and prior to Closing financial statements of the Seller, consisting of a balance sheet as of the end of such month, and a cash basis income statement and statement of cash flows for that month and for the portion of the year then ended in the form used by the Seller for management purposes.

     (v) NO PROHIBITION. No law or injunction shall have been adopted, promulgated or entered by any governmental authority which prohibits the consummation of the transactions contemplated hereby.

     (w) LITIGATION. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Purchaser to own the Property or operate the Business, or (iv) affect adversely the right of the Seller to own the Property or operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

     (x) SPECIAL PURPOSE ENTITY. The Seller agrees to provide to the Purchaser prior to Closing evidence of the formation of a special purpose entity (the "SPE") which as of the Closing shall have at least $2,000,000 of liquid assets (net of any payments of Adverse Consequences) and no liabilities or obligations whatsoever (other than those under the guaranty described below) beginning on such date and continuing through the date which is the nine-month anniversary of the Closing Date, and which entity shall remain in existence for at least eighteen months following the Closing Date. On the date which is nine months following the Closing Date, the Seller shall have the right, subject to the limitations described below, to reduce the amount of the liquid assets of the SPE to $1,000,000 (net of any prior payments of Adverse Consequences in excess of $1,000,000) and the SPE shall continue to have no liabilities or obligations whatsoever (other than those under the guaranty described below) and thereafter to maintain $1,000,000 of liquid assets (net of any prior payments of Adverse Consequences in excess of $1,000,000, and net of any subsequent payments of Adverse Consequences) through and including the date which is the eighteen-month anniversary of the Closing Date, and on the date which is eighteen months following the Closing Date, the Seller shall have the right to reduce the liquid assets of the SPE to zero; PROVIDED, HOWEVER, in the event that there are any Adverse Consequences which arise in connection with a breach of a representation, warranty, covenant, agreement or obligation of the Seller arising from, or in connection with, any investigation, action, suit, proceeding or other claim incident to any Liabilities, Claims, Taxes or remediation, clean-up or similar obligations or costs under Environmental, Health or Safety Requirements or relating to the Business, the Property, any Operating Agreement or the ownership, use, maintenance, possession, operation or lease of the Property or the Business on or prior to either of the dates set forth above for the reduction in the liquid assets of the SPE, the liquid assets shall be reduced only to the extent of the difference between (i) the amount which the liquid assets were permitted to be reduced under this CLAUSE (x) and (ii) the amount equal to the amount of such Adverse Consequences claimed by the Purchaser in writing to the Seller. Notwithstanding anything contained herein to the contrary, the liquid assets of the SPE may be reduced to zero only upon the occurrence of the later of (i) eighteen months following the Closing Date and
(ii) such Adverse Consequences shall have been fully satisfied and paid in full or the aggregate of the amounts required to be retained has been disbursed in full or partial payment of such Adverse Consequences. The provisions of this PARAGRAPH (x) shall survive the Closing Date. For purposes of this clause (x) the term "liquid assets" shall mean: cash, treasury bills, certificates of deposit maturing within one year, and securities issued or guaranteed by the United States government and maturing within one year.

     In furtherance of the foregoing, the Seller agrees to deliver to the Purchaser at Closing a guaranty, in form and substance acceptable to the Purchaser, executed by the SPE and by Joe Duellman and Peer Pedersen who shall provide evidence reasonably satisfactory to the Purchaser of a net worth of liquid assets (as defined above) and/or other publicly traded securities in excess of $45 million, which guaranty shall obligate the SPE and said principals to be personally liable for (i) disbursing any funds except in full or partial payment of such Adverse Consequences or as permitted by this Agreement, and (ii) the failure of the SPE to maintain its assets as liquid assets (net of any payments of Adverse Consequences) in the amounts required by this Agreement.

     The SPE shall deliver to the Purchaser a guaranty of all of the Seller's obligations under this Agreement and in addition agree that if the payment for such Adverse Consequences is not paid (to the extent of liquid assets required to be retained by this Agreement) within 20 days after either written agreement by the Purchaser and the Seller or the SPE, or a final non-appeable determination of a court of competent jurisdiction, the SPE shall pay interest thereafter on the amount so agreed or determined at the prime rate publicly announced by Citibank, N.A. plus 4% per annum and shall pay all of the Purchaser's costs of collection incurred thereafter, including reasonable attorneys' fees and expenses.

     Nothing contained in this SECTION 5.1(x) or in any other provision of this Agreement shall be construed to limit the liability of the Seller with respect to any such Adverse Consequence, it being agreed that the Seller shall be fully liable for all such Adverse Consequences (except as expressly limited by SECTION
8.1 and ARTICLE 9).

     The SPE may disburse from time to time funds in excess of the minimum amounts of liquid assets required above, notwithstanding any of its obligations under its guaranty.

     The SPE may be dissolved upon the latest to occur of (i) the settlement of all such Adverse Consequences, (ii) 18 months after Closing and (iii) the disbursement of all funds required to be retained from time to time hereunder in payment of such Adverse Consequences.

     Each of the conditions and additional covenants contained in this Section
5.1 are intended for the benefit of the Purchaser and may be waived in whole or in part by the Purchaser but only by an instrument in writing signed by the Purchaser or as expressly provided herein.

     5.2 AS TO THE SELLER'S OBLIGATIONS. The Seller's obligations under this Agreement are subject to the satisfaction of the following conditions precedent and the compliance by the Purchaser with the following covenants:

     (a) THE PURCHASER'S DELIVERIES. The Purchaser shall have delivered to or for the benefit of the Seller, on or before the Closing Date, all of the documents and payments required of the Purchaser pursuant to this Agreement.

     (b) REPRESENTATIONS, WARRANTIES AND COVENANTS. All of the Purchaser's representations and warranties made in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date as if then made and the Purchaser shall have performed all of its covenants and other obligations under this Agreement.

Each of the conditions and additional covenants contained in this SECTION 5.2 are intended for the benefit of the Seller and may be waived in whole or in part, by the Seller, but only by an instrument in writing signed by the Seller or as expressly provided herein.


                                      ARTICLE VI

                                       CLOSING

     6.1 CLOSING. The Closing shall be held at the time and place and in the manner specified in SECTION 2.3(b) of this Agreement.

     6.2 THE SELLER'S DELIVERIES. At Closing, the Seller shall deliver to the Purchaser all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn on behalf of the Seller and shall be dated as of the Closing Date:

     (a) THE SELLER'S CERTIFICATE.  The certificate required by SECTION 5.1(b).

     (b) THE DEED.

     (c) THE BILL OF SALE - PERSONAL PROPERTY.

     (d) ASSIGNMENT OF OPERATING AGREEMENTS, LEASES AND RENTS AND ALL INTANGIBLE PERSONAL PROPERTY. An assignment of all Operating Agreements, Leases, equipment leases, Rents and all assignable Intangible Personal Property and accounts, substantially in the form of EXHIBIT C-1.

     (e) ASSIGNMENT OF RENTAL HOME AGREEMENTS. An assignment of all Rental Home Agreements, substantially in the form of EXHIBIT C-2.

     (f) EVIDENCE AND CONVEYANCE OF TITLE TO VEHICLES. Evidence of title acceptable to the Purchaser for any vehicle owned by the Seller and used in connection with the Property, and a conveyance of ownership of each such vehicle to the Purchaser or its designee.

     (g) TITLE REQUIREMENTS. Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner's Title Policy including those endorsements requested by the Purchaser, and to eliminate the standard exceptions as exceptions thereto, so that the Owner's Title Policy will be subject only to the Permitted Title Exceptions, including, without limitation, an appropriate mechanics' and construction Lien, possession and gap affidavit.

     (h) FIRPTA AFFIDAVIT. A non-foreign status affidavit executed by the Seller, in form reasonably satisfactory to the Purchaser, as required by Section 1445 of the Code.

     (i) WARRANTIES. To the extent available, true, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by the Seller and relating to the Property, or any part thereof.

     (j) ORGANIZATIONAL DOCUMENTS. Certified copies of the Seller's Organizational Documents.

     (k) BOARD RESOLUTIONS. Appropriate resolutions of the board of directors or partners, as the case may be, of the Seller, certified by the secretary or an assistant secretary of the Seller or a general partner, as the case may be, together with all other necessary approvals and consents of the Seller authorizing (i) the execution on behalf of the Seller of this Agreement and the documents to be executed and delivered by the Seller prior to, at or otherwise in connection with Closing, and (ii) the performance by the Seller of its obligations under this Agreement and under such documents, or appropriate resolutions of the partners of the Seller, as the case may be.

     (l) CERTIFICATE OF OCCUPANCY. A valid, final and unconditional certificate of occupancy or comparable certificate, if available, for the Real Property and Improvements, issued by the appropriate Governmental Body allowing for the use of the Real Property as a hotel, spa and golf course and permitting the continued operation of the Property as presently operated.

     (m) EVIDENCE OF BULK SALES COMPLIANCE. With respect to the Seller's and the Seller's appropriate Affiliates, a "stop order" (i) issued by the Illinois Department of Revenue pursuant to 35 ILCS 5/902(d) of the Illinois Income Tax Act ("ACT"), (ii) issued by the Illinois Department of Revenue pursuant to 35 ILCS 120/5j and (iii) issued by the Director of the Department of Employment Security pursuant to 820 ILCS 405/2600. In addition, the Seller shall cause Eagle Ridge Operating Company, Inc. to deliver to the Purchaser a "stop order" issued by the Illinois Department of Employment Security pursuant to Section 820 ILCS 405/2600 of the Act. In connection with the foregoing, the Seller shall provide to the Illinois Department of Revenue the notification required under the applicable Legal Requirements and shall request the Illinois Department of Revenue to make a determination as to whether the Seller owes any tax, penalty or interest under the Act, and shall provide the Seller with evidence that such notification has been filed.

     (n) INSURANCE POLICIES. A copy of each and every existing insurance policy covering the Property and certificates evidencing such coverage if assigned and subject to proration pursuant to this Agreement.

     (o) IMPROVEMENT PLANS. To the extent available, a set or copies of the plans and specifications for the Improvements.

     (p) COMMUNICATION; ADDRESSES. A written instrument executed by the Seller, conveying and transferring to the Purchaser all of the Seller's right, title and interest in any telephone numbers, fax numbers or Internet or electronic mail addresses (if applicable) relating solely to the Property, and, if the Seller maintains a post office box solely with respect to the Property, conveying to the Purchaser all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operation and communication.

     (q) TAX BILLS. All current real estate and personal property tax bills in the Seller's possession or under its control.

     (r) TOURNAMENT SCHEDULE. A complete list of all scheduled tournaments, reservations, functions, bookings and the like, in reasonable detail.

     (s) ACCOUNTS RECEIVABLE. A list of the Seller's outstanding accounts receivable as of the Adjustment Time, specifying the name of each account and the amount due the Seller.

     (t) PAYOFF STATEMENT. A payoff statement prepared by any holder of Mortgage Indebtedness setting forth the amount, including accrued interest and prepayment penalties, to pay off the Mortgage Indebtedness.

     (u) TENANT AND VENDEE NOTICES; RENT ROLL. Written notice executed by the Seller notifying all interested parties, including all tenants under any leases of the Property and all vendees under any Operating Agreements, that the Property has been conveyed to the Purchaser and directing that all payments, inquiries and the like be forwarded to the Purchaser at the address to be provided by the Purchaser. A current rent roll of the Property, identifying each tenant, the unit occupied by such tenant, the amount of space leased by such tenant, the date through which rent has been paid by such tenant and the rent payable by such tenant.

     (v) KEYS. All keys and master keys to all locks located on the Real Property, including, but not limited to, all safes, all of which may be transferred at the Property.

     (w) CONSENTS, APPROVALS. All consents and approvals of any Person, and all notices to any Person, which are necessary or, in the discretion of the Purchaser, appropriate in connection with the transfer, use, occupancy, management and ownership of the Property and the Business, other than for non-transferable licenses, software agreements and the Mercantile Bank Debt.

     (x) PROPERTY DOCUMENTS. The original, or if unavailable a copy, of all Operating Agreements and all other agreements, contracts, documents and instruments, and all books and records, with respect to the Property and the Business.

     (y) ILLINOIS RESPONSIBLE PROPERTY TRANSFER ACT CERTIFICATE. An Illinois IRPTA Certificate disclosing environmental conditions on the Property executed by the Seller, or a certification by the Seller that the provisions of such act are not applicable to the Property.

     (z) MISCELLANEOUS. Any other document or instrument reasonably requested by the Purchaser required to accomplish the transaction contemplated by this Agreement

     6.3 THE PURCHASER'S DELIVERIES. At Closing, the Purchaser shall pay or deliver to the Seller the following:

     (a) PURCHASE PRICE. The Purchase Price, plus or minus any adjustments made pursuant to this Agreement, by federal funds wire to an account designated by the Seller.

     (b) THE ASSUMPTION AGREEMENT. A fully executed original counterpart of the Assumption Agreement in the form of EXHIBIT H hereto.

     (c) MISCELLANEOUS. Any other document or instrument reasonably requested by the Seller required to accomplish the transaction contemplated by this Agreement

     6.4 MUTUAL DELIVERIES. At Closing, the Purchaser and the Seller shall mutually execute and deliver each to the other:

     (a) CLOSING STATEMENTS. A closing statement for the Seller and a closing statement for the Purchaser (collectively, the "CLOSING STATEMENTS") reflecting the Purchase Price and the adjustments and prorations required under this Agreement and the allocation of income and expenses required hereby.

     (b) LIQUOR LICENSE TRANSFER DOCUMENTS. To the extent assignable, such other documents, instruments and undertakings as may be required by the liquor authorities of the State or of any county or municipality or Governmental Body having jurisdiction with respect to the transfer or issue of any liquor licenses or alcoholic beverage licenses or permits for the Property, to the extent not theretofore executed and delivered.

     (c) MISCELLANEOUS. Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel.

     6.5 CLOSING COSTS. Each party hereto shall pay its own legal fees and expenses. The Seller shall pay all premiums and charges of the Owner's Title Policy (but not reinsurance charges) and the costs of any endorsements thereto, the cost of the Survey not to exceed $35,000, all recording and filing charges in connection with the instruments by which the Seller conveys the Property, and all transfer taxes, fees and charges payable in connection with such instruments or such transfer. The Seller shall pay for preparation of the documents to be delivered by the Seller under this Agreement, and for the releases of any deeds of trust, mortgages and other financing encumbering the Property and for any costs associated with any corrective instruments.

     6.6 INCOME AND EXPENSE ALLOCATIONS. Under the Seller's standard accounting procedures, the accounting for the business day is commenced at approximately 11:00 p.m. and is completed before 4:00 a.m. of the following day (the time of completion of such accounting on the Closing Date (I.E., the accounting shall be with respect to the day immediately prior to the Closing Date and the period up to the Adjustment Time) shall be referred to herein as the "ADJUSTMENT TIME"). All transactions for such period prior to the Adjustment Time, including the revenues from rooms and the Rental Home Operations (collectively, "ROOM REVENUES") for the night commencing on such day and ending on the following day, and all expenses incurred prior to such Adjustment Time are included in the expenses for such day. Accordingly, except as provided below, all apportionments between the Seller and the Purchaser shall be performed as of the Adjustment Time. All items customarily prorated and adjusted in the sale of hotels and golf courses shall be computed and certified to the Parties by Joe Duellman and an individual selected by the Purchaser (the "ACCOUNTANT'S CERTIFICATION").

     (a) PROPERTY TAXES. Property taxes and any tax savings or tax refunds, on the basis of the respective periods for which each is assessed or imposed, to be apportioned in accordance with SECTION 6.7 hereof.

     (b) UTILITIES. Charges for electricity, telephone, television, cable television, steam, gas and any other Utilities made by the utility companies servicing the Property to be apportioned in accordance with SECTION 6.8 hereof, and transferable utility deposits, if any, for which the Seller shall be reimbursed if same are assigned, but all amounts refundable under unassigned or unassignable utility arrangements shall remain the property of the Seller.

     (c) TRANSFERABLE AUTHORIZATIONS. Prepaid fees or other charges for transferable licenses, permits, and other Authorizations, if any, shall be apportioned so that the Seller shall be responsible for such fees or charges for the period prior to the Adjustment Time and the Purchaser shall be responsible for such fees or charges for the period following the Adjustment Time, but all amounts refundable under unassigned or unassignable licenses and permits shall remain the property of the Seller.

     (d) ROOM REVENUES; OTHER GUEST CHARGES. Room Revenues, guest charges and revenue incurred on or before the Adjustment Time, and Rents collected under the Leases, to be apportioned and collected in accordance with SECTION 6.9 hereof.

     (e) TRAVEL AGENTS' COMMISSIONS. Travel agents' commissions, if any, to be apportioned consistent with the allocation of Room Revenues commissionable to each such travel agent.

     (f) PREPAID ACCOUNTS; CASH SECURITY DEPOSITS. Prepaid Accounts (including all advance deposits that shall have been received by or credited to the Seller prior to the closing on account of reservations for use or occupancy of the Property after the Closing, and advance payments in the form of gift certificates that have not been redeemed prior to the Closing) for use of the Property's facilities after the Closing shall be the property of the Purchaser and credited to the Purchaser at Closing. No adjustments shall be made for the items listed on SCHEDULE 6.6(f) and the Purchaser must honor such items. At Closing, the Seller shall give the Purchaser a credit against the Purchase Price in the aggregate amount of any cash security deposits and other similar amounts then held or required to be held by the Seller under the Leases and any interest thereon.

     (g) VENDING MACHINES. Charges and vending machine contracts shall be adjusted as of the midnight prior to the Closing Date. Vending machines owned or leased by the Seller shall have their coins removed for the account of the Seller at midnight prior to the Closing.

     (h) SALARIES AND WAGES. Salaries and wages of any employees of the Seller who will remain as employees of the Purchaser after Closing shall be apportioned so that salaries and wages accrued prior to the Adjustment Time shall be paid by the Seller and thereafter by the Purchaser.

     6.7 PROPERTY TAX APPORTIONMENT. Property Taxes shall be apportioned on the basis of the fiscal period for which assessed. Property Taxes shall be apportioned between the Seller and the Purchaser according to the respective amounts owed before and after Closing. If the Closing Date shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the Closing occurs or the year prior thereto, the apportionment of Property Taxes shall be calculated on the basis of the prior year's Property Taxes, but after the assessment and tax rate for the current year or the year prior thereto are fixed, the apportionment thereof shall be recalculated and the Seller or the Purchaser, as the case may be, shall make an appropriate payment to the other based on such recalculation. If on the Closing Date the Real Property or any part thereof shall be or shall have been affected by a betterment or special assessment for local or regional improvements which were levied or became a Lien prior to the Closing and which are payable in installments, all unpaid installments of any such assessments which are to become due and payable after the Closing Date shall be assumed by and paid by the Purchaser when due. In the event that the Seller receives any tax savings or a tax refund which relates to the period after the Closing Date, such amounts shall be for the account of the Purchaser which shall be held in trust by the Seller for the Purchaser and the Seller shall promptly deliver to the Purchaser the amount due to the Purchaser including any interest accrued thereon. In the event that the Purchaser receives any tax savings or a tax refund which relates to the period before the Closing Date, such amounts shall be for the account of the Seller which shall be held in trust by the Purchaser for the Seller and the Purchaser shall promptly deliver to the Seller the amount due to the Seller including any interest accrued thereon. The Seller shall be responsible for all real estate and personal property taxes relating to the period prior to the Closing Date, including any so-called "escape assessment" or "roll-back taxes".

     6.8 UTILITIES. The Utilities shall be apportioned (i) by having the utility company make a final meter reading on the day prior to Closing, the payment of which shall be the Seller's responsibility and for which the Purchaser shall receive a credit at the Closing, or (ii) if such readings cannot be obtained, on the basis of the most recent bills that are available. If the apportionment is not based on actual current readings, then, upon the taking of a subsequent actual reading, such apportionment shall be readjusted and the Seller or the Purchaser, as the case may be, promptly shall deliver to the other the amount determined to be due upon such readjustment. All unpaid Utility bills in the Seller's possession shall be turned over to the Purchaser at the Closing and shall be paid by the Purchaser for which the Purchaser shall receive a credit at the Closing equal to the amount of any such bill plus any interest or penalties due thereon as of the Closing Date. Any Utility bills received by the Seller after the Closing shall be promptly forwarded to the Purchaser together with the amount, if any, owed by the Seller therefor pursuant to the provisions hereof.

     6.9 ROOM REVENUE/OTHER REVENUE. Room Revenue and all Rents collected prior to the Closing shall belong to the Seller to the extent attributable to any period through the Adjustment Time. Room Revenue for the night immediately prior to the Closing Date and ending on the morning of the Closing Date shall belong to the Seller. Income from food and beverage and other sales or services prior to the Adjustment Time shall belong to the Seller. Income from food and beverage and other sales or services after the Adjustment Time shall belong to the Purchaser. No cash adjustment shall be made at the Closing on account of such income. Any such income belonging to the Seller shall be collected as provided in SECTION 6.14 herein. Rents due the Seller under the Leases and not collected as of the Closing Date shall not be prorated at the time of Closing, but the Purchaser shall make a good faith effort to collect the same on behalf of the Seller and to tender the same to the Seller, net of all reasonable out-of-pocket costs and expenses incurred in their collection; PROVIDED, HOWEVER, that all Rents collected by the Purchaser after the Closing Date shall first be applied to all amounts due to the Purchaser with respect to the Leases with the balance to be applied to amounts due to the Seller. The Seller shall not have the right to make any claims against any third-parties with respect to Rents after the Closing. Revenues from conferences, receptions, meetings and other functions occurring in any conference, banquet or meeting rooms at the Property shall be allocated based on revenues and expenses accrued as of the Adjustment Time. Income and expenses under any reciprocal easement, shared use or Operating Agreement which is expressly assumed by the Purchaser pursuant to the terms of this Agreement shall be allocated between the Seller and the Purchaser according to the respective amounts accrued before and after the Adjustment Time.

     6.10 ACCOUNTS RECEIVABLE AND PAYABLE, MUTUAL INDEMNITIES.

     (a) ACCOUNTS RECEIVABLE. The Seller shall have no interest in any and all accounts receivable for room, food and beverage and other guest charges incurred at the Property for the period following the Adjustment Time (except as provided in SECTION 6.9) (the "ACCOUNTS RECEIVABLE"). The Purchaser shall have the sole right to receive, collect, discharge and compromise all Accounts Receivable.

     (b) COLLECTION OF ACCOUNTS RECEIVABLE. The Seller covenants and agrees that any moneys received by the

Seller after the Closing from any party owing any portion of the Accounts Receivable (including credit card sales when payment thereon is received by the Seller), net of any reasonable out-of-pocket collection costs, credit card service fees or travel agent's commissions which may be owed in connection therewith, shall be held in trust for the Purchaser on account and for payment of such Accounts Receivable.

     (c) THE SELLER'S INDEMNITY. The Seller agrees to indemnify the Purchaser, its successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys' fees) for any accounts payable for goods supplied or services performed prior to the Adjustment Time to or for either the Seller or the Property, and for any sales taxes and/or hotel/motel occupancy taxes, if any, due in connection with the rental of rooms, the sale of goods or the performance of services prior to the Adjustment Time, including but not limited to interest and penalties.
Except as expressly provided in this Agreement, the Purchaser shall not and does not assume or undertake any responsibility for any liability or obligation of the Seller, fixed or contingent, disclosed or undisclosed, and assumes no liability for any claims, debts, defaults, duties, taxes, obligations or liabilities of the Seller of any kind or nature, whether known or unknown, contingent or fixed, all of which shall be retained by the Seller. The Purchaser shall be responsible for accounts payable for goods supplied and services performed after the Adjustment Time so long as such goods and services were incurred in compliance with the terms of this Agreement. The Purchaser shall not be liable for any claim arising out of any act, event or transaction occurring prior to the Adjustment Time in connection with the ownership or operation of the Property or any other property, and the Seller shall and hereby agrees to defend, indemnify and hold the Purchaser harmless from and against any and all costs, expenses, losses or liabilities, including court costs and reasonable attorneys' fees, suffered or incurred by the Purchaser arising out of any such liability or obligation, including, without limitation, any transferee liability.

     (d) SURVIVAL. Subject to SECTION 9.1, the provisions of this SECTION 6.10 shall survive the Closing Date.

     6.11 APPORTIONMENT OF RESERVATION DEPOSITS.

     (a) RESERVATION DEPOSITS. On the Closing Date, the aggregate amount of any deposits ("RESERVATION DEPOSITS") received by the Seller (whether paid in cash or by credit card) as a down payment for reservations ("RESERVATIONS"), as set forth on SCHEDULE 6.11(a) hereto, made for rooms, banquets, meals or other services to be supplied from and/or after the respective proration time shall be credited against the Purchase Price due at the Closing.

     (b) INDEMNITY. The Seller hereby agrees to indemnify and hold the Purchaser harmless from and against all claims by and liabilities to any Person resulting from the Seller's failure to pay over or credit to the Purchaser any Reservation Deposits paid to the Seller for the period from and after the Closing Date. The Purchaser hereby agrees to indemnify and hold the Seller harmless from and against all claims by and liabilities to any Person resulting from the Purchaser's failure to honor or return any Reservation Deposit, membership or other Assumed Liability paid or credited to the Purchaser.

     (c) SURVIVAL. Subject to SECTION 9.1, the provisions of this SECTION 6.11 shall survive the Closing Date.

     6.12 POST-CLOSING RECONCILIATION; RESOLUTIONS OF DISPUTES; FINAL RECONCILIATION.

     (a) POST-CLOSING RECONCILIATION. The Parties hereby covenant and agree to correct any errors or omissions committed in computing apportionments at the Closing. Such corrections shall be made promptly after the Party which discovers such error or omission notifies the other Party that such error or omission occurred.

     (b) CLOSING STATEMENT; POST-CLOSING ADJUSTMENTS. The accounting staff of the Seller (the "SELLER'S ACCOUNTANTS") and the accounting staff of the Purchaser (the "PURCHASER'S ACCOUNTANTS") shall jointly make such inventories, examinations and audits of the Property, and of the books and records pertaining to the Property, as the Seller's Accountants and the Purchaser's Accountants may deem necessary to make the adjustments and prorations required under this ARTICLE 6, or under any other provisions of this Agreement. All such adjustments and prorations except as otherwise provided herein shall be made in accordance with the provisions of this Agreement and otherwise in accordance with generally accepted accounting principles ("GAAP"). Based upon the results thereof, the Seller's Accountants and the Purchaser's Accountants will jointly prepare and deliver to the parties, no later than two (2) days prior to the Closing, a closing statement (the "CLOSING STATEMENT") which shall (a) contain the best estimate of the Seller's Accountants and the Purchaser's Accountants of the amounts of the items requiring the prorations and adjustments in accordance with this Agreement and
(b) be the basis upon which the prorations and adjustments provided for herein shall be made at the Closing. If at the time of Closing there shall be any item or items on the Closing Statement that remain in dispute, the Closing Statement shall reflect only the items agreed upon by the Seller's Accountants and the Purchaser's Accountants, and if such dispute is not resolved within ninety (90) days after Closing, such dispute shall be resolved in the manner provided in this Section. The Closing Statement shall be binding and conclusive on all parties hereto to the extent of the items covered by the Closing Statement, except (i) as provided in the preceding sentence, (ii) where this Agreement expressly provides for further adjustment of such amounts after Closing, and
(iii) as otherwise provided below.

     If at any time following the Closing Date, the amount of an item listed in any section of this ARTICLE 6 shall be subject to adjustment as provided above or shall otherwise prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing), the Party in whose favor the original incorrect adjustment or error was made shall promptly pay to the other Party the sum necessary to correct such prior incorrect adjustment or error upon receipt of reasonable proof of such prior incorrect adjustment or error, provided that such proof is delivered to the party from whom payment is requested on or before 6 months after the relevant information is received by the party entitled to receive a payment adjustment with respect to Taxes, and 12 months after Closing with respect to all other matters. Any adjustments or errors shall be determined and made relative to the adjustment and prorations determined as of the Closing. It is expressly agreed that the provisions of this ARTICLE 6 shall survive the Closing and shall not be merged therein. Within ten (10) business days after receipt of written notice of any such adjustment from one Party hereunder to the other, the Party having received any excess credit based on the adjustments made at Closing shall either
(i) pay to the other Party the amount of such excess credit, or (ii) notify the other Party in writing that it disputes the adjustment being claimed. Failure to respond to any such notice of adjustment shall (if the same shall continue for an additional five (5) business days after receipt of a second notice, which second notice shall state that the party has failed to respond within the period required under this Section and that continued failure to respond shall be deemed an approval) constitute an approval of the claimed adjustment. In the case of a dispute, the parties shall attempt to resolve such dispute, but if for any reason such dispute is not resolved within forty-five (45) days after delivery of the original notice of the claimed adjustment by the Purchaser or the Seller, then the parties shall submit such dispute to Arthur Andersen or such other "nationally" recognized accounting firm agreed to by the parties ("OUTSIDE ACCOUNTANTS"), and the determination of the Outside Accountants, which shall be made within a period of fifteen (15) days after such submittal by the parties, shall be conclusive. The fees and expenses of the Outside Accountants shall be paid by the Purchaser and the Seller proportionately to their respective favorable adjustments. At such time as the amount of any adjustment or dispute shall be determined (either by agreement or by determination of the Outside Accountants), any amount that shall be payable by one Party to the other as a result of such adjustment or determination shall be paid within ten (10) business days after the date on which such agreement or determination shall have been made. Any amounts not paid within such period shall bear interest thereafter at a rate equal to the sum of (A) the "Prime Rate" on the day such ten (10) business day period expires, as such rate is reported in the "Money Rates" section of THE WALL STREET JOURNAL, as published and distributed in New York, New York, in effect from time to time and (B) two percent (2%) per annum, until all such amounts and the interest thereon shall have been paid in full.

     6.13 SAFES AND BAGGAGE.

     (a) SAFE DEPOSIT BOXES. On the Closing Date the Seller shall cause the delivery to the Purchaser of all of the Seller's keys (and combinations, where applicable) to all safes and safe deposit boxes (collectively, the "SAFES") at the Property. On or prior to the Closing Date, the Seller shall give written notice to those Persons who have deposited items in such Safes, advising them of the sale of the Property to the Purchaser and requesting the removal or verification of their contents in the Safes on the Closing Date. All such removals or verifications on the Closing Date shall be under the supervision of the Seller's and the Purchaser's respective representatives. All contents which are to remain in the Safes shall be recorded. Safes containing items belonging to guests who have not responded to such written notice by so removing or verifying their Safe contents by the end of the day and which cannot be opened without the key in the possession of such guest shall be sealed until such time as the guest appears, at which time the Safe shall be opened and the contents recorded in the presence of the respective representatives. Until that time, the Purchaser shall indemnify, defend and hold the Seller harmless from and against any liability subject to the limits under applicable law for loss or theft of such contents and the Seller shall assign to the Purchaser its rights to any insurance proceeds covering such Safes. Any such contents so verified or recorded and thereafter remaining in the hands of the Purchaser shall be the responsibility of the Purchaser and the Purchaser hereby agrees to indemnify, defend and hold the Seller harmless from any liability subject to the limits under applicable law therefor.

     (b) INVENTORY OF GUEST PROPERTY. On the Closing Date, representatives of the Purchaser and the Seller shall take an inventory of all baggage, valises and trunks checked or left in the care of the Seller at the Property. From and after the Closing Date, the Purchaser shall be responsible for all baggage listed in said inventory, and the Purchaser hereby agrees to indemnify and to hold the Seller harmless from any liability therefor subject to the limits under applicable law. The Seller shall remain liable for any negligence or malfeasance with respect to such baggage which occurred prior to the Closing Date as well as for claimed omissions from said inventory, and the Seller hereby agrees to indemnify and to hold the Purchaser harmless from any liability therefor subject to the limits under applicable law.

     (c) Subject to SECTION 9.1, the provisions of this SECTION 6.13 shall survive the Closing Date.

     6.14 COLLECTION PERIOD. The Seller shall cooperate with the Purchaser, at no additional cost or expense to the Purchaser, in collecting any amounts due the Seller. With respect to Accounts Receivable attributable to sums to which the Seller shall be entitled hereunder, the Purchaser agrees that it will not waive, settle nor compromise any claim with respect to such receivables without the prior written consent of the Seller. The Purchaser covenants and agrees that any moneys received by the Purchaser after the Closing from any party owing any portion of the accounts receivable for periods prior to the Closing (including credit card sales when payment thereon is received by the Purchaser), net of reasonable out-of-pocket collection costs, credit card service fees or travel agent's commissions which may be owed in connection therewith, shall be held in trust for the Seller on account and for payment of such accounts receivable. The Purchaser shall bill monthly for the Seller's Receivables for 180 days, and shall turn over all proceeds less the amounts specified above to the Seller within 10 days after receipt thereof.


                                     ARTICLE VII

                                  GENERAL PROVISIONS

     7.1 CONDEMNATION. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of (i) all or any portion of the Real Property with a value in excess of $500,000 or (ii) any portion of the Real Property the taking of which will adversely affect the use or enjoyment of the Real Property or a material portion thereof, or the financial performance or prospects of the Business, or any access thereto, or any proposed sale in lieu thereof, the Seller shall give written notice thereof to the Purchaser promptly after the Seller learns or receives notice thereof. If (i) all or any part of the Real Property with a value in excess of $500,000 or (ii) any material portion of the Real Property which will adversely affect the use or enjoyment of the Real Property or any portion thereof, or the financial performance or prospects of the Business, or any access thereto, or is, or is to be, so condemned or sold, the Purchaser shall have the right to terminate this Agreement pursuant to SECTION 8.1, whereupon the Purchaser shall immediately be entitled to a refund of the Initial Deposit, and the Escrow Agent shall immediately deliver the Initial Deposit to the Purchaser. If the Purchaser elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the Purchaser at Closing. The Seller will not settle or compromise any such proceeding without the Purchaser's prior written consent.

     7.2 RISK OF LOSS. The risk of any loss or damage to the Property prior to the Closing Date shall remain upon the Seller. If any such loss or damage with a cost of repair in excess of $250,000 occurs prior to Closing, the Purchaser shall have the right to terminate this Agreement pursuant to SECTION 8.1, whereupon the Purchaser shall immediately be entitled to a refund of the Initial Deposit, and the Escrow Agent shall immediately deliver the Initial Deposit to the Purchaser. If the Purchaser elects not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to the Purchaser at Closing.

     7.3 REAL ESTATE BROKERS. Except for a broker or finder who may have been engaged by the Seller and for whom the Seller accepts sole financial responsibility, and except for any broker or finder who may have been engaged by the Purchaser and for whom the Purchaser accepts sole financial responsibility, there is no real estate broker involved in this transaction. The Purchaser warrants and represents to the Seller that the Purchaser has not dealt with any other real estate broker in connection with this transaction, nor has the Purchaser been introduced to the Property or to the Seller by any other real estate broker, and the Purchaser shall indemnify the Seller and save and hold the Seller harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder's fee as a result of having dealt with the Purchaser, or as a result of having introduced the Purchaser to the Seller or to the Property. In like manner, the Seller warrants and represents to the Purchaser that the Seller has not dealt with any real estate broker in connection with this transaction, nor has the Seller been introduced to the Purchaser by any real estate broker, and the Seller shall indemnify the Purchaser and save and hold the Purchaser harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder's fee as a result of having dealt with the Seller in connection with this transaction.

     7.4 CONFIDENTIALITY. Except as hereinafter provided, from and after the execution of this Agreement, the Purchaser and the Seller shall keep the transactions contemplated by this Agreement and the terms, conditions and provisions of this Agreement confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions or provisions hereof, except to their respective partners, shareholders, attorneys, accountants, engineers, surveyors, financiers or bankers and except as required by any Legal Requirement. Subject to SECTION 9.1, the obligations of this SECTION 7.4 shall survive any termination of this Agreement.



                                     ARTICLE VIII

                                     TERMINATION

     8.1 TERMINATION OF PURCHASER. Subject to the Seller's right to cure any of such matters within ten (10) days, and the Seller's right to agree to cure such matters within a reasonable period of time (not to exceed 180 days) if the cure will take more than ten (10) days and the Seller is diligently proceeding with such cure, in the event of a failure of a condition which is not within the reasonable control of the Seller and is not caused by any voluntary act or omission of the Seller, as its sole remedy, at the Purchaser's option, the Purchaser may elect (a) to terminate this Agreement, in which case, the Purchaser shall immediately be entitled to a refund of the Initial Deposit and the Seller shall direct the Escrow Agent to immediately return the Initial Deposit to the Purchaser and thereupon this Agreement shall terminate and neither Seller nor Purchaser shall have further obligations hereunder or (b) to waive such condition and proceed to Closing.

     Subject to the Seller's right to cure any of such matters within ten (10) days, and the Seller's right to agree to cure such matters within a reasonable period of time (not to exceed 180 days) if the cure will take more than ten (10) days and the Seller is diligently proceeding with such cure, in the event of (i) any breaches of any covenant to be performed by the Seller hereunder, which are discovered by either party prior to Closing, have a material adverse effect on the Property or its operation, were not caused by any voluntary act or omission of the Seller and were not within the reasonable control of the Seller or (ii) any breaches by the Seller of any warranty, discovered by either party prior to Closing and which has a material adverse effect on the Property or its operation, of which the Seller did not have Knowledge that any such warranty is false as of the Effective Date, is not caused by the voluntary act or omission of Seller and is not in the reasonable control of Seller, as its sole remedy, at the Purchaser's option, the Purchaser may elect either (a) to close the transaction and (1) if such breaches may be cured for $500,000 or less, the Seller shall pay up to an aggregate $500,000 in order to cure such breaches within a reasonable time, provided the Purchaser agrees to Close upon completion of such cure or (2) if such breaches cannot be cured for $500,000, the Purchaser shall agree to Close, waive such breaches and obtain a $500,000 credit against the Purchase Price at Closing or (b) to terminate this Agreement in which case the Seller shall direct the Escrow Agent to return the Initial Deposit and thereupon, this Agreement shall terminate and neither the Seller nor the Purchaser shall have further obligations hereunder. The party discovering any such breach shall within five (5) days and in any event prior to Closing notify the other party in writing of each such breach.

     Except as provided above, if any condition set forth herein for the benefit of the Purchaser cannot or will not be satisfied prior to Closing, or if any representation or warranty of the Seller shall be false, or if the Seller shall fail to perform any covenant, agreement or any other obligation under this Agreement, and the Seller fails to cure any such matter within ten (10) days, or fails to agree to cure and cure such matter within a reasonable time (not to exceed 180 days) if the cure will take more than ten (10) days and the Seller is diligently proceeding with such cure, at the Purchaser's option, the Purchaser may elect either (a) to terminate this Agreement whereupon (1) the Purchaser shall immediately be entitled to a refund of the Initial Deposit, and the Seller shall direct the Escrow Agent to immediately deliver the Initial Deposit to the Purchaser, and (2) all other rights and obligations of the Seller and the Purchaser under this Agreement shall terminate immediately, (b) to waive its right to terminate (but without waiving any breach or default on the part of the Seller) and, instead, to proceed to Closing, or (c) to pursue all legal and equitable remedies accruing as a result thereof, including, without limitation, specific performance and any other rights or remedies available hereunder or at law or in equity.

     Purchaser shall give notice of its elections under this SECTION 8.1, within twenty (20) days after Seller's notice requesting such election.

     8.2 TERMINATION BY THE SELLER. If any condition set forth herein for the benefit of the Seller (other than a default by the Purchaser) cannot or will not be satisfied prior to Closing, and the Purchaser fails to cure any such matter within ten (10) days after notice thereof from the Seller, the Seller may, at its option, elect either (a) to terminate this Agreement, in which event the rights and obligations of the Seller and the Purchaser hereunder shall terminate immediately, or (b) to waive its right to terminate, and instead, to proceed to Closing. If, prior to Closing, the Purchaser defaults in performing any of its obligations under this Agreement (including its obligation to purchase the Property), and the Purchaser fails to cure any such default within ten (10) days after notice thereof from the Seller, then the Seller's sole and exclusive remedy for such default shall be to terminate this Agreement and to retain the Initial Deposit as liquidated damages, it being agreed by the Parties that the Seller's damages in the event of such default are difficult to predict and the Initial Deposit represents a reasonable estimate by the

Parties of such damages, and the Seller waives any claims for damages, actual, consequential or otherwise, that it may possess against the Purchaser and all other rights and claims.

     8.3 COSTS AND ATTORNEYS' FEES. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting or defending same, including, without limitation, reasonable attorneys' fees at trial and all appellate levels.


                                      ARTICLE IX

                        SURVIVAL AND REMEDY; INDEMNIFICATION

     9.1 SURVIVAL. Notwithstanding anything to the contrary contained in this Agreement, all of the terms and conditions of this Agreement, together with the warranties, representations, agreements and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date, notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; PROVIDED, FURTHER, that unless otherwise stated, the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied. Notwithstanding the foregoing, (a) the representations, covenants and warranties of the Seller and the Purchaser shall survive the Closing and continue in full force and effect until 18 months after Closing, except for the representations, covenants and warranties of the Seller and the Purchaser with respect to Taxes (other than real estate taxes) which shall survive until the expiration of the applicable statute of limitations; and (b) all representations and warranties, and the related agreements of the Seller and the Purchaser to indemnify each other as set forth in this ARTICLE 9, shall survive and continue for, and all indemnification claims with respect thereto shall be made prior to the end of 18 months from the Closing Date, except for representations, warranties and related indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such indemnification claim until the final disposition thereof and obligations with respect to Taxes (other than real estate taxes) which shall survive until the expiration of the applicable statute of limitations, and obligations under the Assumption Agreement, which shall survive until the earlier to occur of (i) the eight year anniversary of the Closing and
(ii) the sale of the Property to a purchaser who agrees to assume the remaining obligations under the Assumption Agreement (the "INDEMNIFICATION PERIOD").

     9.2 INDEMNIFICATION BY THE SELLER. In the event that there is (i) a breach (or an alleged breach) of any of the representations or warranties made by the Seller which have not been waived, (ii) any breach of or failure to perform any covenant, agreement or obligation of, the Seller, its directors, officers, employees or their respective Affiliates in this Agreement or any other document contemplated hereby, or in any document relating hereto or thereto or contained in any exhibit or schedule to this Agreement which has not been waived, (iii) any of the following resulting from third-party Claims: Liabilities, Claims, Adverse Consequences or Taxes relating to the Business, the Property, any Operating Agreement or the ownership, use, maintenance, possession, operation or lease of the Property or the Business in respect of any periods prior to the Closing (except any such matter relating to Environmental, Health or Safety Requirements with respect to which the Seller shall only be liable to the extent such matter constitutes a breach of a representation, warranty, covenant or agreement of the Seller contained in this Agreement), and (iv) any demands, assessments, judgments, costs and reasonable legal and other expenses or other Adverse Consequences arising from, or in connection with, any investigation, action, suit, proceeding or other claim incident to any of the foregoing and, if there is an applicable survival period pursuant to SECTION 9.1, then, in each case, provided that the Purchaser makes a written claim for indemnification against the Seller pursuant to SECTION 9.3 below within such indemnification period, the Seller (the "SELLER INDEMNIFYING PARTIES") agrees (subject to the limitations set forth in this SECTION 9.2) to indemnify the Purchaser and its Affiliates, directors, officers, employees, stockholders, representatives and agents (collectively the "PURCHASER

INDEMNIFIED PARTIES") from and against the entirety of any Adverse Consequences the Purchaser Indemnified Parties may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by any breach (or alleged breach) of the foregoing, or otherwise arising out of or related to any of the foregoing matters.

     9.3 THIRD-PARTY CLAIMS. (a) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other party (the "INDEMNIFYING PARTY") under ARTICLE 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

     (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any adverse effects the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief,
(iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedental custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

     (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with SECTION 9.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, not to be withheld unreasonably, and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, not to be withheld unreasonably.

     (d) In the event any of the conditions in SECTION 9.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will cause the Escrow Agent to reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any adverse effects the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this SECTION 9.3.

     9.4 CLAIMS. In the event that any Indemnified Party believes that it is entitled to claim indemnification from an Indemnifying Party under this ARTICLE 9, the Indemnified Party shall notify the Indemnifying Party of such claim, the amount or estimated amount thereof and the basis for such claim (which will be described in reasonable detail). The Indemnifying Party and Indemnified Party will proceed, in good faith, and using reasonable efforts, to agree on the amount of such indemnification claim. If they are unable to agree on the amount of such indemnification claim within thirty (30) days after such notice, then Indemnifying Party and Indemnified Party may proceed to exercise their respective rights and remedies under this Agreement, at law and in equity.

     9.5 INDEMNITY FOR ASSUMPTION AGREEMENT. The Purchaser shall indemnify the Seller, in accordance with the terms of the Assumption Agreement, for the matters described in the Assumption Agreement.


                                      ARTICLE X

                               MISCELLANEOUS PROVISIONS

     10.1 COMPLETENESS; MODIFICATION. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, letters of intent, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

     10.2 ASSIGNMENTS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that (a) the Purchaser may assign their rights hereunder to any Person. The Seller may not assign any of its rights pursuant to this Agreement without the prior written consent of the Purchaser, which may be withheld in the Purchaser's sole and absolute discretion, PROVIDED that, subject to the terms and conditions of SECTION 10.17, the Seller or the Seller's Affiliates may transfer some or all of the Property to a land trust (the "LAND TRUST") prior to Closing. In the event of such transfer, the Land Trust shall agree to cause the conveyances of such Property as required hereunder. The Land Trust may lease all or some of the Property to the Seller. Such lease shall terminate on Closing. The Seller or some or all of the beneficiaries of the Land Trust may exchange, for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, fee title in the property which is the subject of this contract of the beneficial interests in the Land Trust. The Seller, the Land Trust and/or some or all of the beneficiaries of the Land Trust expressly reserve the right to assign their respective rights, but not their obligations, hereunder to a Qualified Intermediary as provided in IRC Ref. 1.1031 (k)-1(g)(4) on or before the Closing Date.

     10.3 NO THIRD PARTY BENEFITS. Except as set forth in the immediately preceding sections, this Agreement is made for the sole benefit of the Purchaser and the Seller and their respective successors and assigns, and no other Person shall have any right or remedy or other legal interest of any kind under or by reason of this Agreement.

     10.4 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     10.5 DAYS. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

     10.6 GOVERNING LAW. APPLICABLE LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Illinois. The parties hereto consent to the non-exclusive jurisdiction of the Illinois courts sitting in Chicago, Illinois and the Federal courts sitting in Chicago, Illinois. Any action must be commenced in a court located in Illinois so long as each party against whom such action is brought is subject to jurisdiction in such court. With respect to any action or proceeding to enforce (or arising out of) this Agreement, the parties hereto agree that venue will be proper in such courts and hereby waive any objections based upon FORUM NON CONVENIENS. The choice of forum set forth in this SECTION 10.6 shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce same or any other jurisdiction.

     10.7 COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

     10.8 SEVERABILITY. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     10.9 COSTS. Regardless of whether Closing occurs under this Agreement, and except as otherwise expressly provided in this Agreement, each party to this Agreement shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees of attorneys, engineers and accountants.

     10.10 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as on the Summary Sheet or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this SECTION 10.10. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

     10.11 INCORPORATION BY REFERENCE. All of the schedules and exhibits attached hereto are by this reference incorporated herein and made a part hereof.

     10.12 SURVIVAL. Except as expressly provided in this Agreement, all of the representations, warranties, covenants and agreements of the Seller and the Purchaser made in, or pursuant to, this Agreement shall survive Closing and shall not merge into the Deed or any other document or instrument executed and delivered in connection herewith.

     10.13 FURTHER ASSURANCES. The Seller and the Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

     10.14 NO PARTNERSHIP. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of the Seller and the Purchaser specifically established hereby.

     10.15 CONFIDENTIALITY. Any confidential information delivered by the Seller to the Purchaser under this Agreement shall be used solely for the purpose of acquiring the Property and the Purchaser will keep such information confidential; PROVIDED, that the Purchaser shall have the right to provide such information to its consultants and advisors and to disclose such information as the Purchaser determines is necessary or appropriate in connection with any Legal Requirement. If the Purchaser does not acquire the Property, it shall deliver to the Seller copies of all proprietary information delivered to the Purchaser by the Seller.

     10.16 TABLE OF CONTENTS; CAPTIONS; LANGUAGE. The table of contents and section headings in this Agreement are provided for convenience of reference only and shall not be used in construing this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Underscored references to Articles, Sections, Subsections, Exhibits or Schedules shall refer to those portions of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     10.17 SECTION 1031 EXCHANGE. The Seller or the Seller's Affiliates may exchange, for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended ("IRC" or the "CODE") and the regulations promulgated thereunder (the "EXCHANGE"), fee title in the property which is the subject of this contract. The Seller expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031(k)-1(g)(4) on or before the closing date. At Closing, the Purchaser agrees to cooperate with the Seller to enable the Seller to effectuate the Exchange; PROVIDED, HOWEVER, (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to the Purchaser's obligations under this Agreement; (ii) the Purchaser shall not be required to take an assignment of the purchase agreement for the replacement property or be required to acquire or hold title to any real property for purposes of consummating the Exchange or be required to advance any of its own funds as earnest money for any exchange of property(ies), or execute any note or security deed in connection with the Exchange; (iii) the Seller shall pay any additional costs that would not otherwise have been incurred by the Purchaser or the Seller had the Seller not consummated its sale through the Exchange. The Purchaser shall not by this agreement or acquiescence to the Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the Seller that the Exchange in fact complies with Section 1031 of the Code. The provisions of this paragraph shall survive the Closing and delivery of the Deed.

     IN WITNESS WHEREOF, the Seller and the Purchaser have hereunder affixed their signatures to this Purchase and Sale Agreement, all as of the ___ day March, 1998.

                              PURCHASER

                              TROON EAGLE RIDGE, L.L.C.,
                              A  DELAWARE LIMITED LIABILITY COMPANY

                              By: Troon Eagle Ridge, Inc., its member

                              By:
                                     Name: -----------------------------
                                          Its:
                                     ------------------------------

                              Witnessed by:
                                          -----------------------------------

                                Name:
                                      -----------------------------

                              SELLER

                              EAGLE RIDGE, L.P.,
                              A DELAWARE LIMITED PARTNERSHIP

                              By:  Inn Ventures, Inc., its General Partner

                                By:
                                   -------------------------------
                                    Name:
                                    Title:

                              Witnessed by:

                                -----------------------------------

                                Name:
                                      -----------------------------


                                The undersigned hereby agrees to convey to the
                              Purchaser at Closing, in accordance with the terms of this Agreement, the portions of the Land described in the Agreement which are owned by the undersigned, and to perform all of the covenants, obligations and agreements contained in this Agreement pertaining to the Land and pertaining to Eagle Ridge Realty, Inc. from the Effective Date until the Closing.

                              EAGLE RIDGE REALTY, INC.
                              AN ILLINOIS CORPORATION

                              By:----------------------------------,
                                its General Partner

                                By:
                                   -------------------------------
                                    Name:
                                    Title:

                              Witnessed by:

                                -----------------------------------

                                Name:
                                      -----------------------------

THOMAS J. KELLY, ESQ.
PEDERSEN & HOUPT P.C.
161 NORTH CLARK STREET
SUITE 3100
CHICAGO, IL 60601